Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Among

HERITAGE PROPERTY INVESTMENT TRUST, INC.,

CENTRO SATURN LLC, and

CENTRO SATURN MERGERSUB LLC

Dated as of July 9, 2006

i

EXHIBITS

Exhibit A	Knowledge of the Company

Exhibit B	Form of Amended Operating Partnership Agreement

Exhibit C	Guaranty

Exhibit D	Form of Bingham McCutchen LLP Tax Opinion

Exhibit E	[Intentionally Left Blank]

Exhibit F1	Voting Agreement (NETT)

Exhibit F2	Voting Agreement (Prendergast)

Exhibit G	Lender Consents

Exhibit H	Prepayment Notices

Exhibit I	Defeasance Notices

Exhibit J	Additional Notice Information

Exhibit K	Form of FIRPTA Certificate

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of July 9, 2006 (this “Agreement”), is made and entered into by and among Heritage Property Investment Trust, Inc., a Maryland corporation (the “Company”), Centro Saturn LLC, a Delaware limited liability company (“Parent”), and Centro Saturn MergerSub LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“MergerSub”, and together with Parent, the “Buyer Parties”).

WHEREAS, the parties wish to effect a business combination through a merger of the Company with and into MergerSub (the “Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”) and the Delaware Limited Liability Company Act (the “LLC Act”);

WHEREAS, the Board of Directors of the Company (the “Company Board”) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and declared that the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and its stockholders on the terms and subject to the conditions set forth herein;

WHEREAS, Parent, the sole member of MergerSub, has approved this Agreement and the Merger and declared that this Agreement and the Merger are advisable on the terms and subject to the conditions set forth herein;

WHEREAS, New England Teamster and Trucking Industry Pension Fund/NET Realty Holding Trust and Thomas C. Prendergast, Chairman, President and Chief Executive Officer of the Company, have each executed and delivered a Voting Agreement attached hereto as Exhibit F1 and Exhibit F2, respectively (each a “Voting Agreement”) pursuant to which they have agreed to vote their shares in favor of the approval of the Merger at the Company Stockholders’ Meeting (as defined herein) and to not transfer any such shares;

WHEREAS, in a transaction to be completed concurrently with the Closing of the Merger, upon the terms and subject to the conditions set forth in this Agreement, each Existing Unit Holder will be offered the opportunity to receive in exchange for each issued and outstanding Existing Unit held by such holder the Existing Unit Consideration, and in connection with such Merger, the Operating Partnership Agreement shall be amended as described in Section 3.02(b) hereof;

WHEREAS, the parties intend that for federal and applicable state and local income tax purposes, the Merger will be treated as a taxable sale by the Company of all of the Company’s assets to MergerSub in exchange for the Merger consideration provided for herein to be provided to the stockholders of the Company (the “Merger Consideration”) and the assumption of all of the Company’s liabilities, followed by a distribution of such Merger Consideration to the stockholders of the Company in liquidation pursuant to Section 331 of the Code, and that this Agreement shall constitute a “plan of liquidation” of the Company for federal income tax purposes; and

WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to such transactions.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01           Definitions. For purposes of this Agreement:

“Acquisition Proposal” means any inquiry, proposal or offer from any Person or group for, whether in one transaction or a series of related transactions, any (a) merger, consolidation or similar transaction involving the Company or any Subsidiary that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X, but substituting 20% for references to 10% therein), (b) sale or other disposition, directly or indirectly, by merger, consolidation, combination, reorganization, share exchange or any similar transaction, of any assets of the Company or the Subsidiaries representing 20% or more of the consolidated assets of the Company and the Subsidiaries, (c) issue, sale or other disposition by the Company of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding voting equity securities of the Company (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d 3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the outstanding Company Common Shares, (e) recapitalization, liquidation, dissolution or other similar type of transaction with respect to the Company which would result in any Person or group acquiring twenty percent (20%) or more of the fair market value of the assets (including capital stock of the subsidiaries) of the Company and Subsidiaries taken as a whole, or (f) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include (i) the Merger or any of the other transactions contemplated by this Agreement, or (ii) any merger, consolidation, business combination, recapitalization or similar transaction solely among the Company and one or more Subsidiaries or among Subsidiaries.

“Action” means any claim, action, suit, proceeding, arbitration, mediation or other investigation.

“Affiliate” or “affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“beneficial owner”, with respect to any Company Common Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“Business Day” or “business day” means any day other than a Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or Melbourne, Australia or is a day on which banking institutions in New York, New York or Melbourne, Australia are authorized or obligated by Law or other governmental action to close.

“Certificate” or “Certificates” means any certificate evidencing Company Common Shares.

“Company Bylaws” means the Amended and Restated By-Laws of Heritage Property Investment Trust, Inc. adopted on April 29, 2002, as amended.

“Company Charter” means the Articles of Amendment and Restatement of Heritage Property Investment Trust, Inc., as accepted for record by SDAT on April 29, 2002, as amended.

“Company Common Shares” means shares of common stock, par value $0.001 per share, of the Company.

“Company Insurance Policy” means any insurance policy, other than a Company Title Insurance Policy, which is owned by the Company and/or a Subsidiary, including any which pertains to the Company’s or its Subsidiaries’ assets, employees or operations.

“Company Material Adverse Effect” means, with respect to the Company, an effect, event, fact, development or change that is materially adverse to the assets, business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, other than any effect, event, fact, development or change arising out of or resulting from

(a) decrease in the market price of the Company Common Shares (but not any effect, fact, event, development or change underlying such decrease to the extent that such effect, fact, event, development or change would otherwise constitute a Company Material Adverse Effect), (b) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest rates or exchange rates (except to the extent such effect, event, development or change affects the Company and its Subsidiaries in a materially disproportionate manner as compared to other persons or participants in the industries in which the Company and its Subsidiaries conduct their business), (c) changes in general legal, tax, regulatory, political or business conditions that, in each case, generally affect the geographic regions or industries in which the Company and its Subsidiaries conduct their business (except to the extent such effect, event, development or change affects the Company and its Subsidiaries in a materially disproportionate manner as compared to other persons or participants in the industries in which the Company and its Subsidiaries conduct their business and that operate in the geographic regions affected by such effect, event, development or change), (d) changes in GAAP, (e) the negotiation, execution, announcement or performance of this Agreement or the transactions contemplated hereby or the consummation of the transactions contemplated by this Agreement, including any litigation resulting therefrom and the impact thereof on relationships, contractual or otherwise, with tenants, suppliers, lenders, investors, venture partners or employees, (f) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of this Agreement (except to the extent such effect, event, development or change affects the Company and its Subsidiaries and in a materially disproportionate manner as compared to other persons or participants in the industries in which the Company and its Subsidiaries conduct their business and that operate in the geographic regions affected by such effect, event, development or change), or (g) any action taken by the Company or its Subsidiaries at the written request or with the written consent of any of the Buyer Parties.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

“Disclosure Schedule” means the disclosure schedule delivered by the Company to Parent concurrently with the execution of this Agreement, which disclosure schedule is arranged in paragraphs corresponding to the numbered and lettered sections contained in Article IV of this Agreement, provided, however, that the disclosure of any fact or item in any section of such disclosure schedule shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section so long as the relevance of such disclosure to such other section is reasonably apparent from the nature of such disclosure. Nothing in the Disclosure Schedule is intended to broaden the scope of any representation or warranty of the Company made herein.

“Environmental Laws” means any applicable United States federal, state, local law in existence on or before the date hereof relating to (i) releases or threatened releases of

Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Authority” means any United States federal, state, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any United States court, tribunal, or judicial or arbitral body of any nature; or any United States body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hazardous Substances” means (i) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each has been amended from time to time, and all regulations thereunder in effect prior to the date hereof, including the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) polychlorinated biphenyls, asbestos and radon; and (iv) any other contaminant, substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Intellectual Property” means (i) United States and international patents, patent applications and invention registrations of any type, (ii) trademarks, service marks, trade dress, logos, trade names, domain names, corporate names and other source identifiers, and registrations and applications for registration thereof, (iii) copyrightable works, copyrights, and registrations and applications for registration thereof, and (iv) confidential and proprietary information, including trade secrets and know-how.

“knowledge of the Company” means the actual knowledge of those individuals listed on Exhibit A.

“Law” means any United States federal, state, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order of any Governmental Authority.

“Liens” means with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, title defect, security interest or encumbrance of any kind in respect to such asset.

“Operating Partnership” means Bradley Operating Limited Partnership, an operating partnership subsidiary of the Company.

“Operating Partnership Agreement” means that certain Second Restated Agreement of Limited Partnership of the Operating Partnership, dated as of September 2, 1997, as amended.

“Parent Material Adverse Effect” means any event, fact, circumstance, change or effect that would reasonably be expected to prevent, or materially hinder Parent or MergerSub from consummating the Merger or any of the other transactions contemplated by this Agreement.

“Permitted Liens” means (i) the outstanding mortgage indebtedness and other matters identified on Section 4.13(a) of the Disclosure Schedule; (ii) Liens for Taxes not yet delinquent and Liens for Taxes being contested in good faith and for which there are adequate reserves on the financial statements of the Company (if such reserves are required pursuant to GAAP); (iii) inchoate mechanics’ and materialmen’s Liens for construction in progress; (iv) inchoate workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or any Subsidiary; (v) zoning restrictions; (vi) any matter disclosed in a title exception set forth in any Company Title Insurance Policy provided or made available to Parent (whether material or immaterial); (vii) Liens arising under the Company Leases for amounts due to the landlords thereunder, which amounts are not yet due and payable; (viii) matters that would be disclosed on current title reports or surveys that arise or have arisen in the ordinary course of business and (ix) any other Lien that does not interfere materially with the current use of such property (assuming its continued use in the manner in which it is currently used) or materially adversely affect the value or marketability of such property.

“person” or “Person” means an individual, corporation, partnership, limited partnership, limited liability company, joint venture syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government, including Governmental Authorities.

“Subsidiary” or “Subsidiaries” of the Company, Parent or any other person means a corporation, limited liability company, partnership, joint venture, trust or other entity or organization of which: (a) such party or any other subsidiary of such party is a general partner; (b) voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is held by such party or by any one or more of such party’s subsidiaries; or (c) at least 50% of the equity interests is controlled by such party; provided, however, that for the purposes of Sections 4.13(b) through 4.13(n), inclusive, “Subsidiary” and “Subsidiaries” shall not include Heritage-Westwood La Vista, LLC or Heritage Riverhead Retail Developers, LLC.

“Superior Proposal” shall mean a bona fide written Acquisition Proposal made by a third party (a) on terms which the Company Board determines in good faith (after consultation with its financial advisors) to be more favorable to the stockholders of the Company (in their capacity as stockholders) from a financial point of view as compared to the transactions contemplated hereby (after giving effect to any alternative proposed by Parent in accordance with Section 7.04(d)(C), (b) the material conditions to the consummation of which are reasonably capable of being satisfied in the judgment of the Company Board (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal, including any conditions, and the identity of the offeror) and (c) in respect of which any required financing has been determined in good faith by the Company Board to be reasonably likely to be obtained, provided, however, that any such Acquisition Proposal that is contingent upon such third party obtaining financing shall be deemed not to be a Superior Proposal. For the purposes of this definition, the term “Acquisition Proposal” shall have the meaning set forth in the above definition of Acquisition Proposal, except that all references to “20%” shall be deemed references to “66 2/3%”.

“Taxes” means any and all taxes, charges, fees, levies and other assessments, including income, gross receipts, excise, property, sales, withholding (including dividend withholding and withholding required pursuant to Sections 1445 and 1446 of the Code), social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, including estimated taxes, imposed by the United States or any taxing authority (domestic or foreign), whether computed on a separate, consolidated, unitary, combined or any other basis, and similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority.

(a)           the following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Additional Company Common Share Merger Consideration	§ 3.01(c)
Agreement	Preamble
Amended Operating Partnership Agreement	§ 3.02(b)
Articles of Merger	§ 2.03
Bradley Notes	§ 7.07(e)
Bradley OP	§ 7.07(e)
Blue Sky Laws	§ 4.05(b)
Buyer Parties	Preamble
Capital Expenditures	§ 6.01(j)
CERCLA	§ 4.16(a)
Certificate of Merger	§ 2.03
Change in Recommendation	§ 7.04(d)
Claim	§ 7.06(a)
Closing	§ 2.04

Defined Term	Location of Definition
Closing Date	§ 2.04
Code	§ 4.10(b)
Company	Preamble
Company Board	Recitals
Company Common Share Cash Merger Consideration	§ 3.01(c)
Company Deferred Share Units	§ 3.01(f)
Company Employees	§ 7.05(b)
Company Financial Advisors	§ 4.18
Company Intellectual Property	§ 4.14
Company Leases	§ 4.13(g)
Company Notes	§ 7.07(e)
Company Option Plans	§ 3.01(d)
Company Properties	§ 4.13(a)
Company Property	§ 4.13(a)
Company Property Restrictions	§ 4.13(b)
Company Recommendation	§ 7.02
Company Restricted Shares	§ 3.01(e)
Company SEC Reports	§ 4.07(a)
Company Series B Preferred Shares	§ 4.03(a)
Company Series C Preferred Shares	§ 4.03(a)
Company Share Options	§ 3.01(d)
Company Stockholder Approval	§ 4.04(a)
Company Stockholders’ Meeting	§ 7.02
Company Termination Fee	§ 9.03(d)
Company Title Insurance Policy	§ 4.13(c)
Confidentiality Agreement	§ 7.03(b)
Continuing Employees	§ 7.05(b)
Contribution Agreement	§ 4.16(e)
Conversion	§ 7.10(b)
Delaware Secretary of State	§ 2.03
Debt Commitment Letter	§ 5.07(b)
Debt Financing	§ 7.12(a)
Debt Offers	§ 7.07(e)
Effective Time	§ 2.03
Election Form	§ 7.11(a)
Environmental Permits	§ 4.17(a)
ERISA	§ 4.11(a)
ERISA Affiliate	§ 4.11(i)
Exchange Act	§ 4.05(b)
Exchange Fund	§ 3.03(a)
Existing Units	§ 4.03(a)
Existing Unit Consideration	§ 3.02(a)
Existing Unit Holders	§ 4.03(a)
Expenses	§ 7.06(a)

Defined Term	Location of Definition
FIRPTA Certificate	§ 8.02(f)
Governmental Order	§ 9.01(c)
Ground Lease	§ 4.14(i)
Guaranty	§ 5.07(b)
Heritage Partnership	§ 4.17(h)
Heritage Realty	§ 4.17(h)
HSR Act	§ 4.05(b)
Incentive Plan	§ 3.01(e)
Indemnified Parties	§ 7.06(a)
IRS	§ 4.11(a)
JV Entities	§ 4.01(c)
LLC Act	Recitals
Lender	§ 5.07(b)
Major Title Defect	§ 7.07(k)
Maryland Courts	§ 10.08
Material Contract	§ 4.18
Merger	Recitals
Merger Consideration	Recitals
MergerSub	Preamble
MGCL	Recitals
Non-Qualified Account Plans	§ 7.05(d)
NYSE	§ 4.05(b)
Offer Documents	§ 7.07(f)
Operating Agreement	§ 2.02
Operating Partnership Offer	§ 3.02(a)
Operating Partnership Two	§ 4.03(h)
Option Merger Consideration	§ 3.01(d)
Other Filings	§ 4.13
Parent	Preamble
Parent’s Title Notice	§ 7.13
Participation Agreements	§ 4.14(i)
Participation Party	§ 4.14(i)
Paying Agent	§ 3.03(a)
Permits	§ 4.06(a)
Plans	§ 4.11(a)
Preemptive Rights	§ 4.01(d)
Property Agreements	§ 4.14(c)
Proxy Statement	§ 4.05(b)
REA	§ 4.14(h)
REIT	§ 4.16(b)
Rent Roll	§ 4.14(g)
Representative	§ 7.04(a)
Sarbanes-Oxley Act	§ 4.07(d)
SDAT	§ 2.03

Defined Term	Location of Definition
SEC	§ 4.05(b)
Section 16	§ 7.05(c)
Securities Act	§ 4.05(b)
Surviving LLC	§ 2.01
Takeover Statute	§ 4.23(a)
Tax Protection Agreements	§ 4.15(p)
Tax Returns	§ 4.15(a)
Termination Date	§ 9.01
Third Party	§ 4.13(i)
Transfer Taxes	§ 7.08
Uncertificated Units	§ 3.03(d)

Section   1.02         Interpretation and Rules of Construction.

In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a)           when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b)           the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c)           whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d)           the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)           references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any Section of any statute, rule or regulation include any successor to the section;

(f)            all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(g)           the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(h)           references to a person are also to its successors and permitted assigns; and

(i)            the use of “or” is not intended to be exclusive unless expressly indicated otherwise.

ARTICLE II

THE MERGER

Section 2.01           Merger. Subject to the terms and conditions of this Agreement, and in accordance with the MGCL and the LLC Act, at the Effective Time, MergerSub and the Company shall consummate the Merger pursuant to which (i) the Company shall be merged with and into MergerSub and the separate existence of the Company shall thereupon cease and (ii) MergerSub shall be the surviving limited liability company in the Merger (the “Surviving LLC”). The Merger shall have the effects specified in the MGCL and the LLC Act.

Section 2.02           Operating Company Agreement. The limited liability company operating agreement of MergerSub, as in effect immediately prior to the Effective Time, shall be the limited liability company operating agreement of Surviving LLC until thereafter amended as provided therein or by law (the “Operating Agreement”).

Section 2.03           Effective Time. At the Closing, MergerSub and the Company shall duly execute and file (a) articles of merger in a form that complies with the MGCL (the “Articles of Merger”) with the State Department of Assessments and Taxation of Maryland (the “SDAT”) in accordance with the MGCL and (b) a certificate of merger (the “Certificate of Merger”) with the Office of the Secretary of the State of Delaware (the “Delaware Secretary of State”) in accordance with the LLC Act. The Merger shall become effective upon such time as the Articles of Merger and the Certificate of Merger have been accepted for record by the SDAT and the Delaware Secretary of State, respectively, or such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with the MGCL and the LLC Act as the effective time of the Merger but not to exceed thirty (30) days after the Articles of Merger are accepted for record by the SDAT and the Certificate of Merger is accepted by the Delaware Secretary of State (the “Effective Time”).

Section 2.04           Closing. The closing of the Merger (the “Closing”) shall occur as promptly as practicable (but in no event later than the second (2nd) Business Day) after all of the conditions set forth in Article VIII (other than conditions which by their terms are required to be satisfied or waived at the Closing) shall have been satisfied or waived by the party entitled to the benefit of the same, and, subject to the foregoing, shall take place at such time and on a date to be specified by the parties (the “Closing Date”). The Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, or at such other place as agreed to by the parties hereto.

Section 2.05           Member and Officers of Surviving LLC. Parent, the sole member of MergerSub immediately prior to the Effective Time, shall be the sole member of Surviving LLC and the officers of MergerSub, if any, immediately prior to the Effective Time shall be the initial officers of Surviving LLC, each to hold office in accordance with the terms of the Operating Agreement of Surviving LLC.

ARTICLE III

EFFECTS OF THE MERGER

Section 3.01           Effects on Shares and Membership Interests. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of Company Common Shares or holders of any membership interests in MergerSub:

(a)           Each membership interest in MergerSub issued and outstanding immediately prior to the Effective Time shall remain as one issued and outstanding membership interest in Surviving LLC.

(b)           Each Company Common Share that is owned by the Company or any Subsidiary of the Company or by MergerSub shall, immediately prior to the Effective Time, automatically be canceled and retired and shall cease to exist, and no payment shall be made with respect thereto.

(c)           Each Company Common Share issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 3.01(b)) shall automatically be converted into, and canceled in exchange for, the right to receive an amount in cash to be paid by Surviving LLC equal to (i) $36.15 (the “Company Common Share Cash Merger Consideration”) plus, to the extent the Company’s regular dividend with respect to the third (3rd) fiscal quarter of 2006 has not previously been paid, (ii) an amount in cash equal to $0.525 multiplied by the quotient obtained by dividing (x) the number of days between the last day of the second (2nd) fiscal quarter of 2006 and the Closing Date (including the Closing Date) by (y) the total number of days in the third (3rd) fiscal quarter of 2006, without interest, provided that if such quotient exceeds one (1) it shall be deemed to equal one (1) (the “Additional Company Common Share Merger Consideration,” and together with the Company Common Share Cash Merger Consideration, the “Company Common Share Merger Consideration”).

(d)           Immediately prior to the Effective Time, each outstanding qualified or nonqualified option to purchase Company Common Shares (“Company Share Options”) under any employee share option or compensation plan, agreement or arrangement of the Company (“Company Option Plans”), shall become fully vested and exercisable (whether or not then vested or subject to any performance condition that has not been satisfied, and regardless of the exercise price thereof). The Company shall take all necessary and appropriate actions so that, at the Effective Time, each Company Share Option not theretofore exercised shall be canceled in exchange for the right to receive a single lump sum cash payment, less any applicable withholding taxes, equal to the product of (i) the number of Company Common Shares subject to such Company Share Option immediately prior to the Effective Time, whether or not vested or exercisable, and (ii) the excess, if any, of the Company Common Share Merger Consideration over the exercise price per share of such Company Share Option (the “Option Merger Consideration”). If the exercise price per share of any such Company Share Option is equal to or greater than the Company Common Share Merger Consideration, the Company shall take all necessary and appropriate actions so that such Company Share Option shall be canceled at the Effective Time without any cash payment being made in respect thereof.

(e)           The Buyer Parties acknowledge that all outstanding restricted share awards (“Company Restricted Shares”) granted pursuant to the Company’s Amended and Restated 2000 Equity Incentive Plan, as amended (the “Incentive Plan”) or otherwise, including any Company Restricted Shares issued in connection with the initial public offering of the common stock of the Company, that remain unvested, shall automatically become fully vested and free of any forfeiture restrictions immediately prior to the Effective Time, and each Company Restricted Share shall be considered an outstanding Company Common Share for all purposes of this Agreement, including the right to receive the Company Common Share Merger Consideration.

(f)            The Buyer Parties acknowledge that all deferred share unit awards (“Company Deferred Share Units”) granted pursuant to the Incentive Plan or otherwise (including any Company Deferred Share Units previously and additionally credited to the account of the holder of such Company Deferred Share Units after the grant date on account of the reinvestment of dividend equivalents) automatically shall become fully vested and free of any forfeiture restrictions immediately prior to the Effective Time, and each Company Deferred Share Unit shall be considered an outstanding Company Common Share for all purposes of this Agreement, including the right to receive the Company Common Share Merger Consideration. Payment of the Company Common Share Merger Consideration in respect of any Company Deferred Share Unit shall be performed in accordance with Section 7.05(d).

Section 3.02           Effect on Units of Partnership Interest of the Operating Partnership.

(a)           In connection with the Merger and in accordance with the procedures set forth in Section 7.11 hereof, Parent and MergerSub shall offer to each Existing Unit Holder (the “Operating Partnership Offer”) the opportunity to receive in cash, in exchange for each issued and outstanding Existing Unit held by such holder, an amount equal to (i) $36.15 plus, to the extent the regular distribution with respect to the third (3rd) fiscal quarter of 2006 has not previously been paid, (ii) an amount in cash equal to $0.525 multiplied by the quotient obtained by dividing (x) the number of days between the last day of the second (2nd) fiscal quarter of 2006 and the Closing Date (including the Closing Date) by (y) the total number of days in the third (3rd) fiscal quarter of 2006, without interest, provided that if such quotient exceeds one (1) it shall be deemed to equal one (1)  (the “Existing Unit Consideration”). Any Existing Unit Holder who elects not to accept the Operating Partnership Offer, or does not timely and properly return an

Election Form as set forth in Section 7.11, shall remain as a limited partner of the Operating Partnership, and continue to hold Existing Units with the rights, terms and conditions set forth in the Amended Operating Partnership Agreement, and shall not be entitled to receive any distributions in respect of such Existing Units in connection with the Merger.

(b)           Concurrently with the Effective Time, the Company and Parent shall cause (i) Heritage-Austen Acquisition, Inc., the general partner of the Operating Partnership, to be merged with and into MergerSub or a subsidiary of MergerSub, and (ii) the Operating Partnership Agreement to be amended, as permitted by Section 17.2 of the Operating Partnership Agreement, in substantially the form of the amended Operating Partnership Agreement attached as Exhibit B hereto (the “Amended Operating Partnership Agreement”).

Section 3.03           Exchange of Certificates and Uncertificated Units; Paying Agent.

(a)           Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably satisfactory to the Company to act as Exchange and Paying Agent (the “Paying Agent”) for the payment or exchange, as applicable, in accordance with this Article III, of the Company Common Share Merger Consideration, the Option Merger Consideration and the Existing Unit Consideration (collectively, such cash being referred to as the “Exchange Fund”). On or before the Effective Time, Parent shall (i) deposit with the Paying Agent the Company Common Share Merger Consideration and the Option Merger Consideration for the benefit of the holders of Company Common Shares, Company Share Options, Company Restricted Shares and Company Deferred Share Units, and (ii) deposit with the Paying Agent the portion of the Existing Unit Consideration payable by it in respect of Existing Units (other than Continuing Units) pursuant to Section 3.02(a). Parent shall cause the Paying Agent to make, and the Paying Agent shall make, payments of the Company Common Share Merger Consideration, the Option Merger Consideration and the Existing Unit Consideration out of the Exchange Fund in accordance with this Agreement, the Articles of Merger and the Certificate of Merger. The Exchange Fund shall not be used for any other purpose. Any and all interest earned on cash deposited in the Exchange Fund shall be paid to Surviving LLC.

(b)           Share Transfer Books; Existing Unit Transfer Books. At the Effective Time, the share transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Company Common Shares, Company Restricted Shares or Company Deferred Share Units. From and after the Effective Time, persons who held Company Common Shares, Company Restricted Shares or Company Deferred Share Units immediately prior to the Effective Time shall cease to have rights with respect to such shares or units, except as otherwise provided for herein. On or after the Effective Time, any Certificates of the Company presented to the Paying Agent, Surviving LLC or the transfer agent for any reason shall be exchanged for the Company Common Share Merger Consideration with respect to the Company Common Shares formerly represented thereby. From and after the Effective Time, there shall be no transfers on the transfer books of the Operating Partnership of Existing Units other than transfers of Continuing Units. From and after the Effective Time, the holders of Existing Units outstanding immediately prior to the Effective Time, other than Continuing Units shall cease to have rights with respect to such Existing Units, except as otherwise provided for herein.

(c)           Exchange Procedures for Certificates. Promptly after the Effective Time (but in any event within five (5) Business Days), Surviving LLC shall cause the Paying Agent to mail to each person who immediately prior to the Effective Time held Company Common Shares that were converted into the right to receive the Company Common Share Merger Consideration pursuant to Section 3.01:  (i) a letter of transmittal (which shall specify that delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass to the Paying Agent, only upon delivery of the Certificates to the Paying Agent, and which letter shall be in such form and have such other provisions as Parent may reasonably specify); and (ii) instructions for use in effecting the surrender of the holder’s Certificates in exchange for the Company Common Share Merger Consideration to which the holder thereof is entitled. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents reasonably satisfactory to the Company as may be appointed by Surviving LLC, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall receive in exchange therefor the Company Common Share Merger Consideration payable in respect of the Company Common Shares, previously represented by such Certificate pursuant to the provisions of this Article III, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.03, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon such surrender, the Company Common Share Merger Consideration as contemplated by this Section 3.03. No interest shall be paid or accrue on the Company Common Share Merger Consideration.

(d)           Exchange Procedures for Existing Units. Promptly after the Effective Time (but in any event within five (5) Business Days), the Surviving LLC shall cause the Paying Agent to mail to each person who immediately prior to the Effective Time held Existing Units that were not represented by unit certificates (“Uncertificated Units”) and that were exchanged for the right to receive the Existing Unit Consideration pursuant to Section 3.02(a): (i) a letter of transmittal (which letter shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the exchange of the Uncertificated Units for the Existing Unit Consideration to which the holder thereof is entitled. Upon delivery of such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Uncertificated Units shall receive in exchange therefor the Existing Unit Consideration payable in respect of the Existing Units previously held pursuant to the provisions of this Article III. In the event of a transfer of ownership of Existing Units that is not registered in the transfer records of the Operating Partnership, payment may be made to a person other than the person in whose name such records indicate if Surviving LLC shall be presented with a proper form for such transfer and the person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a person other than indicated in such records or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until the procedures set forth in this Section 3.03(d) have been satisfied, each Uncertificated Unit, other than Continuing Units, shall be deemed at any time after the Effective Time to represent only the right to receive the Existing Unit Consideration as contemplated by this Section 3.03 (d) have been filed. No interest shall be paid or accrue on the Existing Unit Consideration.

(e)           No Further Ownership Rights in Company Common Shares, Company Share Options or Existing Units Exchanged for Partnership Merger Consideration. At the Effective Time, holders of Company Common Shares shall cease to be, and shall have no rights as, stockholders of the Company other than the right to receive the Company Common Share Merger Consideration provided under this Article III. The Company Common Share Merger Consideration paid upon the surrender for exchange of Certificates representing Company Common Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Company Common Shares exchanged theretofore and represented by such Certificates. The Option Merger Consideration paid with respect to Company Share Options in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the canceled Company Share Options, and on and after the Effective Time the holder of a Company Share Option shall have no further rights with respect to any Company Share Option, other than the right to receive the Option Merger Consideration as provided in Section 3.01(d). The Existing Unit Consideration paid with respect to Existing Units that are exchanged therefor in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to such Existing Units, and on and after the Effective Time the holder of any such Existing Unit shall have no further rights with respect to any Existing Unit, other than the right to receive the Existing Unit Consideration provided under this Article III.

(f)            Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Shares, Company Share Options, Company Restricted Shares, Company Deferred Share Units or Existing Units which were exchanged for the right to receive the Existing Unit Consideration for twelve (12) months after the Effective Time shall be delivered to Surviving LLC, and any holders of Company Common Shares, Company Share Options, Company Restricted Shares, Company Deferred Share Units or Existing Units prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to Surviving LLC for payment of the Company Common Share Merger Consideration, the Option Merger Consideration or the Existing Unit Consideration, as applicable.

(g)           No Liability. None of Parent, MergerSub, Surviving LLC, the Company or the Paying Agent, or any employee, officer, director, stockholder, partner, member, agent or Affiliate thereof, shall be liable to any person in respect of the Company Common Share Merger

Consideration, Option Merger Consideration or the Existing Unit Consideration, if the Exchange Fund has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h)           Investment of Exchange Fund. The Paying Agent shall invest the cash included in the Exchange Fund, as directed by Surviving LLC, on a daily basis. Any net profit resulting from, or interest or income produced by, such investments shall be placed in the Exchange Fund. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Company Common Share Merger Consideration, Option Merger Consideration or the Existing Unit Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make all such payments in full.

(i)            Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Surviving LLC or the Paying Agent, the posting by such person of a bond in such amount as Surviving LLC or the Paying Agent reasonably may direct, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Company Common Share Merger Consideration payable in respect thereof pursuant to this Agreement.

Section 3.04           Withholding Rights. Surviving LLC or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Shares, Company Share Options or Existing Units such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Surviving LLC or the Paying Agent, as applicable, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Shares, Company Share Options or Existing Units in respect of which such deduction and withholding was made by Surviving LLC or the Paying Agent, as applicable.

Section 3.05           Dissenters’ Rights. No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedule, the Company hereby represents and warrants to Parent and MergerSub as follows:

Section 4.01           Organization and Qualification; Subsidiaries; Authority.

(a)           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted.

(b)           Each of the Company’s subsidiaries, including the Company’s Operating Partnerships (the “Subsidiaries”), together with the jurisdiction of organization of each such subsidiary and the percentage of the outstanding equity of each such subsidiary owned by the Company and each other subsidiary of the Company, is set forth on Section 4.01(b) of the Disclosure Schedule. Section 4.01(b) of the Disclosure Schedule also sets forth, as of the date of this Agreement, the name of each Person (other than the Company or a Subsidiary) that holds, directly or indirectly, an equity interest in any Subsidiary, and the type and amount of equity interest held by each such Person. Except as set forth in Sections 4.01(b) and 4.01(c) of the Disclosure Schedule, the Company does not own, directly or indirectly, any shares of stock of, or other equity interest in, any corporation, partnership, limited liability company, joint venture, trust or other business association or entity. Each Subsidiary is a corporation, partnership, limited liability company, trust or other business association or entity duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, except where the failure to be so incorporated, organized, validly existing or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of the Subsidiaries has the requisite corporate, limited partnership, limited liability company or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power and authority would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect. Each of the Subsidiaries is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the conduct or nature of its business makes such qualification or licensing necessary, except for jurisdictions in which the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)           A correct and complete list of entities that are not Subsidiaries and in which the Company or any Subsidiary has a direct or indirect interest (the “JV Entities”), together with the jurisdiction of organization of each JV Entity, the names of the other members and partners in each JV Entity and the respective percentage interests of each such member or partner in each JV Entity, as of the date of this Agreement, is set forth in Section 4.01(c) of the Disclosure Schedule. All of the Company’s interests in the JV Entities are owned, directly or indirectly, by the Company or by one or more of its Subsidiaries, in each case free and clear of all Liens, except as set forth in the organizational documents of the JV Entities.

(d)           Except as set forth on Schedule 4.01(d) of the Disclosure Schedule, all outstanding shares of stock of each of the Subsidiaries that is a corporation (i) have been duly authorized, (ii) are validly issued, fully paid and non-assessable, (iii) are not subject to any preemptive rights purchase option, call option, right of first refusal, subscription agreement, or any other similar right (“Preemptive Rights”) and (iv) are owned by the Company and/or another Subsidiary free and clear of all Liens and are not subject to any option or right to purchase any such shares of stock. Except as set forth on Schedule 4.01(d) of the Disclosure Schedule, all equity interests in each Subsidiary that is a partnership, limited liability company, trust or other entity (i) have been duly authorized and (ii) are validly issued, (iii) are owned by the Company and/or another Subsidiary free and clear of all Liens and (iv) are not subject to any Preemptive Rights or any option or right to purchase any such equity interest.

Section 4.02           Organizational Documents. The Company has previously provided or made available complete copies of the Company Charter and the Company Bylaws, the Operating Partnership Agreement and the certificate of limited partnership of the Operating Partnership and the limited partnership agreement and certificate of limited partnership of Operating Partnership Two (and in each case, all amendments thereto) and all such documents, as well as each Subsidiary’s charter, bylaws or other organizational documents, are in full force and effect and no dissolution by the Company or any Subsidiary, revocation or forfeiture proceedings regarding the Company, the Operating Partnership or Operating Partnership Two have been commenced. Neither the Company, the Operating Partnership nor the Operating Partnership Two is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of the Company Charter or Company Bylaws, the Operating Partnership Agreement or the certificate of limited partnership of the Operating Partnership, or the limited partnership agreement or certificate of limited partnership of Operating Partnership Two, respectively.

Section 4.03           Capitalization.

(a)           The authorized shares of stock of the Company consist of 200,000,000 Company Common Shares, of which, as of July 7, 2006, 47,814,393 were issued and outstanding, and 50,000,000 shares of the preferred stock, par value $0.001 per share, of the Company, of which (i) 2,000,000 shares have been designated as 8.875% Series B Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share (the “Company Series B Preferred Shares”), of which, as of the date hereof, none were issued and outstanding, and (ii) 1,200,000 shares have been designated as 8.875% Series C Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share (the “Company Series C Preferred Shares”), of which, as of the date hereof, none were issued and outstanding. As of the date hereof, 5,700,000 Company Common Shares have been reserved for issuance pursuant to the Incentive Plan as listed in Section 4.03(a) of the Disclosure Schedule, subject to adjustment on the terms set forth in such plans and/or agreements, and 2,168,018 Company Share Options, 385,283 Company Restricted Shares and 22,201 Company Deferred Share Units were outstanding. As of the date hereof, 595,657 Company Common Shares have been reserved for issuance upon the redemption of the common limited partnership interests in the Operating Partnership (the “Existing Units”, and, the holders of such Existing Units, “Existing Unit Holders”). As of the date of this Agreement, the Company had no Company Common Shares, Company Series B Preferred Shares, Company

Series C Preferred Shares or any other securities reserved for issuance or required to be reserved for issuance other than as described above. Except as set forth in Section 4.03(a) of the Disclosure Schedule, all such issued and outstanding shares of the Company are, and all shares subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, when issued, duly authorized, validly issued, fully paid, nonassessable and free of preemptive right under any provisions of the MGCL, the Company Charter or the Company Bylaws.

(b)           Except for the Company Share Options, Company Restricted Shares, Company Deferred Share Units, Existing Units or as set forth in Section 4.03(b) of the Disclosure Schedule, there are no existing options, warrants, calls, subscription rights, exercisable, convertible or exchangeable securities or other rights, agreements or commitments (contingent or otherwise) that obligate the Company to issue, transfer or sell any Company Common Shares or any investment that is convertible into or exercisable or exchangeable for any such shares. Section 4.03(b) of the Disclosure Schedule sets forth a true, complete and correct list, as of the date of this Agreement, of the Company Share Options, including the name of the Person to whom such Company Share Options have been granted, the number of shares subject to each Company Share Option, and the per share exercise price or purchase price for each Company Share Option which, in each case, is equal to or greater than the fair market value of the underlying Company Common Shares as of the date of the grant of such Company Share Option.

(c)           Section 4.03(c) of the Disclosure Schedule sets forth a true, complete and correct list of the unvested Company Restricted Share awards as of the date of this Agreement, including the name of the Person to whom such Company Restricted Share awards have been granted for each such award.

(d)           Section 4.03(d) of the Disclosure Schedule sets forth a true, complete and correct list of the unvested Company Deferred Share Unit awards (including any Company Deferred Share Units previously and additionally credited to the account of the holder of such Company Deferred Share Units after the grant date on account of the reinvestment of dividend equivalents) as of the date of this Agreement, including the name of the Person to whom such Company Deferred Share Units have been granted for each such award. Except as set forth in Sections 4.03(c) or (d) of the Disclosure Schedule, the Company has not issued any share appreciation rights, dividend equivalent rights, performance awards, restricted stock unit awards or “phantom” shares.

(e)           Except as set forth in the Company Charter or Section 4.03(e) of the Disclosure Schedule, there are no agreements or understandings to which the Company is a party with respect to the voting of any securities of the Company or which restrict the transfer of any such shares, nor does the Company have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of such shares.

(f)            Except as set forth in Section 4.03(f) of the Disclosure Schedule, the Company is under no obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its securities under the Securities Act.

(g)           Heritage-Austen Acquisition, Inc. a wholly-owned Subsidiary of the Company, is the sole general partner of the Operating Partnership. As of the date hereof, the Company directly and indirectly owns approximately 98.2% of the outstanding units of partnership interest of the Operating Partnership. Section 4.03(g) of the Disclosure Schedule sets forth a list of all holders of units of partnership interest of the Operating Partnership as of the date of this Agreement,, including the name of the Person holding each such unit, and the number and type (e.g., general, limited, etc.). Except as set forth in the limited partnership agreement of the Operating Partnership or Section 4.03(g) of the Disclosure Schedule, there are no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments that obligate the Operating Partnership to issue, repurchase, redeem, transfer or sell any partnership interests of the Operating Partnership. Except as set forth in Section 4.03(g) of the Disclosure Schedule, the partnership interests in the Operating Partnership that are owned by the Company and its Subsidiaries are subject only to the restrictions on transfer set forth in the Operating Partnership Agreement, and those imposed by applicable securities laws.

(h)           The Company is the sole general partner of Heritage Property Investment Limited Partnership (“Operating Partnership Two”). As of the date hereof, the Company, either directly or indirectly, owns 100% of the outstanding units of partnership interest of Operating Partnership Two. There are no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments that obligate Operating Partnership Two to issue, repurchase, redeem, transfer or sell any partnership interests of Operating Partnership Two. The partnership interests in Operating Partnership Two are subject only to the restrictions on transfer set forth in the limited partnership agreement of Operating Partnership Two, and those imposed by applicable securities laws.

Section 4.04           Authority Relative to this Agreement, Takeover Laws, Validity and Effect of Agreements. The Company has all necessary corporate power and authority to execute and deliver this Agreement and all documents and agreements contemplated by this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. Except for the approvals described in the following sentence, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on behalf of the Company. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement other than (i) the affirmative approval of the Merger by at least a majority of the outstanding shares of stock of the Company entitled to vote (the “Company Stockholder Approval”) and (ii) the filing and recordation of appropriate merger documents as required by the MGCL. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of Parent and MergerSub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

Section 4.05           No Conflict; Required Filings and Consents.

(a)           Except as set forth in Section 4.05(a) of the Disclosure Schedule, subject to the receipt of the Company Stockholder Approval, the execution and delivery by the Company of this Agreement and all documents and agreements contemplated by this Agreement do not, and the performance of its obligations hereunder and thereunder will not, (i) conflict with or violate (1) the Company Charter or the Company Bylaws, or (2) the certificate or articles of incorporation or bylaws or equivalent organizational documents of the Operating Partnership or Operating Partnership Two, as amended or supplemented, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) of this Section 4.05 have been obtained and all filings and obligations described in subsection (b) of this Section 4.05 have been made, conflict with or violate any Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary, is bound, or (iii) require any consent or result in any violation or breach of or constitute (with or without notice or lapse of time or both) a default (or give to others any right of termination, amendment, acceleration or cancellation) under, or result in the triggering of any payments or result in the creation of a Lien or other encumbrance on any property or asset of the Company or any Subsidiary, pursuant to, any of the terms, conditions or provisions of any Permit, Company Lease or contract other than a Company Lease to which the Company or any Subsidiary is a party or by which it or any of its respective properties or assets may be bound, except, with respect to clauses (ii) and (iii), such triggering of payments, Liens, encumbrances, filings, notices, permits, authorizations, consents, approvals, violations, conflicts, breaches or defaults which would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Merger and the other transactions contemplated by this Agreement or (B) reasonably be expected to have a Company Material Adverse Effect.

(b)           The execution and delivery by the Company of this Agreement does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state securities or “blue sky” laws (“Blue Sky Laws”), (B) the pre-merger notification requirements of the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (C) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Merger to be sent to the Company’s stockholders (as amended or supplemented from time to time, the “Proxy Statement”) and other written communications that may be deemed “soliciting materials” under Rule 14a-12, (D) any filings required under the rules and regulations of the New York Stock Exchange (the “NYSE”), and (E) the filing of the Articles of Merger with, and the acceptance for record thereof by, the SDAT and the Delaware Secretary of State, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Merger and the other transactions contemplated by this Agreement or (B) reasonably be expected to have a Company Material Adverse Effect.

Section 4.06           Permits; Compliance with Laws.

(a)           Except as set forth in Section 4.06 of the Disclosure Schedule, the Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Authority necessary for them to own, lease and operate their properties or to carry on their business as it is now being conducted (collectively, the “Permits”), and all such Permits are valid and in full force and effect, except where the failure to obtain and maintain the Permits, or the suspension or cancellation of, any of the Permits would not, individually or in the aggregate, be reasonably expected to have a Company Material Adverse Effect.

(b)           None of the Company or any Subsidiary is in conflict with, or in default, breach or violation of, (i) any Laws applicable to the Company or any Subsidiary, or by which any property or asset of the Company or any Subsidiary is bound or (ii) any Permit, except for any such conflicts, defaults, breaches or violations which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.07           SEC Filings; Financial Statements; No Unknown Liabilities.

(a)           The Company has timely filed or furnished all forms, reports, schedules, registration statements, proxy statements and other documents (including all exhibits, schedules and supplements) required to be filed or furnished by it with the SEC since April 24, 2002 (the “Company SEC Reports”). The Company SEC Reports, each as amended prior to the date hereof, (i) have been prepared in accordance and compliance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, except where the failure to be prepared in accordance with or failure to comply with such requirements would not reasonably be expected to have a Company Material

Adverse Effect, and (ii) did not, when filed as amended prior to the date hereof, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, the Company has no outstanding and unresolved comments from the SEC with respect to any of the Company SEC Reports.

(b)           Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports, each as amended prior to the date hereof, was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presented, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year end adjustments). Other than as disclosed in the SEC Reports, since January 1, 2005, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP.

(c)           Except (i) to the extent disclosed in the Company SEC Reports, each as amended prior to the date hereof, (ii) liabilities incurred on behalf of the Company or any Subsidiary in connection with this Agreement, and (iii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2005, none of the Company or its Subsidiaries had any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth in a consolidated balance sheet of the Company or in the notes thereto, except for any such liabilities or obligations which would not, individually or in the aggregate, be reasonably expected to result in liabilities or obligations in excess of $25,000,000, after taking into account any assets acquired or services provided in connection with the incurrence of such liabilities or obligations.

(d)           The Company is in compliance, and has complied, in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the “Sarbanes-Oxley Act”) or the Exchange Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. There are no outstanding loans made by the Company or any of the Company Subsidiaries to any executive officer (as defined under Rule 3b-7 under the Exchange Act) or director of the Company. Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Subsidiaries has made any loans to any executive officer, trustee or director of the Company or any of the Company Subsidiaries.

Section 4.08           Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports or as set forth in Section 4.08 of the Disclosure Schedule, since December 31, 2005 through the date hereof, (a) the Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and (b) there has not been an event, occurrence, effect or circumstance, individually or in the aggregate, that has resulted or would reasonably be expected to result in a Company Material Adverse Effect.

Section 4.09           Absence of Litigation. As of the date hereof, except (i) as listed in Section 4.09 of the Disclosure Schedule, (ii) as set forth in the Company SEC Reports, each as amended to the date hereof, filed prior to the date of this Agreement, or (iii) for suits, claims, Actions, proceedings or investigations arising from the ordinary course of operations of the Company and its Subsidiaries involving (A) eviction or collection matters or (B) personal injury or other tort litigation which are covered by insurance (subject to customary deductibles) or for which all material costs and liabilities arising therefrom are reimbursable pursuant to common area maintenance or similar agreements, there is no Action pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of its or their respective properties or assets except as would not, individually or in the aggregate, (x) prevent or materially delay consummation of the Merger and the other transactions contemplated by this Agreement or (y) reasonably be expected to result in liabilities or obligations, to the extent not covered by insurance, in excess of $25,000,000. None of the Company or its Subsidiaries is subject to any order, judgment, writ, injunction or decree, except as would not, individually or in the aggregate, reasonably be expected to result in liabilities or obligations, to the extent not covered by insurance, in excess of $25,000,000.

Section 4.10           Employee Benefit Plans.

(a)           Section 4.10(a) of the Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, incentive, equity or equity-based compensation, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, or other benefit plans, programs or arrangements, and all employment, severance, change in control, termination, consulting severance or other contracts or agreements to which the Company or any ERISA Affiliate is a party, with respect to which the Company or any ERISA Affiliate has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer, director or consultant of the Company or any ERISA Affiliate (collectively, the “Plans”). The Company has made available to Parent copies, which are correct and complete in all material respects, of the following: (i) the Plans and all amendments thereto, (ii) the annual report (Form 5500) filed with the Internal Revenue Service (“IRS”) for the last three plan years, (iii) the most recently received IRS determination letter, if any, relating to a Plan, (iv) the most recently prepared actuarial report or financial statement, if any, relating to a Plan, (v) the most recent summary plan description for such Plan (or other descriptions of such Plan provided to employees) and all modifications thereto. No current or former employee, officer, director or consultant is entitled to receive compensation or benefits from the company or an ERISA Affiliate other than pursuant to the Plans.

(b)           Each Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Internal Revenue Code of 1986 (the “Code”), and all reports, documents and notices required to be filed with respect to each Plan have been timely filed, except for such noncompliance or failure to file that would not, individually or in the aggregate, have a Company Material Adverse Effect. Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated in good faith compliance in all material respects with Section 409A of the Code, IRS Notice 2005-1 and Proposed Regulation Sections 1.409A-1 through 1.409A-6 inclusive. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) that would, individually or in the aggregate, have a Company Material Adverse Effect.

(c)           Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS, or is entitled to rely on a favorable opinion issued by the IRS, and to the knowledge of the Company no fact or event has occurred since the date of such determination letter or letters from the IRS that would reasonably be expected to materially adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(d)           Neither the Company nor any ERISA Affiliate sponsors or has sponsored any Plan that is subject to the provisions of Title IV of ERISA, is an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code, a voluntary employee beneficiary association or is a multiemployer plan within the meaning of Section 3(37) of ERISA. Neither the Company nor any ERISA Affiliate sponsors or has sponsored any Plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of the Company or any ERISA Affiliate, except as required by Section 4980B of the Code.

(e)           As of the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits). To the knowledge of the Company, neither the Company nor any of its ERISA Affiliates has engaged in any transactions with respect to any Plan that could subject the Company or any of its ERISA Affiliates to a material tax or penalty imposed by Section 4975, 4976 or 4980B of the Code or Sections 406, 409 or 502(i) of ERISA.

(f)            Full payment has been made, or otherwise properly accrued on the books and records of the Company and any ERISA Affiliate in accordance with GAAP, of all amounts that the Company and any ERISA Affiliate are required under the terms of the Plans to have paid as contributions to such Plans on or prior to the date hereof (excluding any amounts not yet due) and the contribution requirements, on a prorated basis, for the current year have been made or otherwise properly accrued on the books and records of the Company in accordance with GAAP through the Closing Date.

(g)           Except as set forth in Section 4.10(g) of the Disclosure Schedule, neither the negotiation, execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event (A) result in any payment (including, but not limited to, any retention bonuses, parachute payments or noncompetition payments) becoming due to any employee or former employee or group of employees or former employees of the Company or any Subsidiary; (B) increase any benefits otherwise payable under any Plan; (C) result in the acceleration of the time of payment or vesting of any such rights or benefits; or (D) otherwise result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code with respect to a current or former employee of the Company or any Subsidiary.

(h)           Section 4.10(h) of the Disclosure Schedule includes the name and title of each current or former director, officer or employee, to whom a severance or similar payment may be made in connection with the transactions contemplated by this Agreement (whether alone or together with any other event), the agreement under which such payment may be made, and the current estimated amount of any such payment as of the date specified (including estimated Code Section 4999 tax gross up if applicable) which may be owed thereunder in connection with the transactions contemplated by this Agreement. Except with respect to the payments set forth on Section 4.10(h) of the Disclosure Schedule, no amounts payable under the Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(i)            Except as set forth in Section 4.10(i) of the Disclosure Schedule, no amount has been paid by the Company or any ERISA Affiliate, and no amount is expected to be paid by the Company or any ERISA Affiliate, which would be subject to the provisions of Section 162(m) of the Code such that all or a part of such payments would not be deductible by the payor.

(j)            For purposes of this Section 4.10, an entity is an “ERISA Affiliate” of the Company if it would have ever been considered a single employer with the Company under 4001(b) of ERISA or part of the same controlled group as the Company for purposes of Section 302(d)(8)(C) of ERISA.

(k)           The treatment of Company Share Options, Company Restricted Shares and Company Deferred Share Units set forth in Sections 3.01(d),(e) and (f,) respectively, is permissible under the plans and agreements governing each such instrument.

Section 4.11           Labor Matters. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, (ii) neither the Company nor any Subsidiary has breached or otherwise failed to comply with any provision of any such agreement or contract, and there are no grievances outstanding against the Company or any Subsidiary under such agreement or contract, and (iii) there is no strike, slowdown, work stoppage or lockout by or with respect to any employees of the Company or any Subsidiary.

Section 4.12           Information Supplied. The information supplied by the Company relating to the Company and its Subsidiaries to be contained in the Proxy Statement or any other document to be filed with the SEC in connection herewith (the “Other Filings”) will not, in the case of the Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s stockholders or at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made (or omitted to be made) by the Company or any Subsidiary with respect to statements made or incorporated by reference therein based on information supplied by Parent or MergerSub in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. All documents that the Company is responsible for filing with the SEC in connection with the Merger, or the other transactions contemplated by this Agreement, will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

Section 4.13           Property and Leases.

(a)           Section 4.13(a) of the Disclosure Schedule sets forth a correct and complete list of all real property interests owned or held by the Company and its Subsidiaries, including fee interests and ground leasehold interests (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as “Company Property” and collectively referred to herein as the “Company Properties”; provided, however, that, as used in Sections 4.13(b)-4.13(n), inclusive, the terms “Company Property” and “Company Properties” shall not include the real property interests, or any buildings, structures and other improvements and fixtures located on or under such property, or any easements, rights and other appurtenances to such real property, owned by Heritage-Westwood La Vista, LLC or Heritage Riverhead Retail Developers, LLC). There are no mortgage loans held by the Company or any of its Subsidiaries as lender. As of the date hereof, each of the Company Properties is owned or leased by the Operating Partnership, Operating Partnership Two or another Subsidiary of the Company, as indicated in Section 4.13(a) of the Disclosure Schedule. As of the date hereof, the Operating Partnership or other Subsidiaries of the Company own fee simple title to, or if so indicated in Section 4.13(a) of the Disclosure Schedule, lease each of the Company Properties, in each case, free and clear of any Liens, except for Permitted Liens and other limitations of any kind, if any, that have not resulted , or would not reasonably be expected to result, individually or in aggregate, in liabilities or obligations in excess of $50,000,000.

(b)           Except as would not reasonably be expected to constitute a Company Material Adverse Effect, none of the Company Properties is subject to any rights of way, written agreements, Laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, “Company Property Restrictions”), except for

(1) Company Property Restrictions imposed or promulgated by Law with respect to real property, including zoning regulations, (2) leases on the Rent Roll or leases entered into in the ordinary course after the date of the Rent Roll, REA’s, and all covenants, restrictions and other matters disclosed on the Company Title Insurance Policies or as would be disclosed on current title reports or surveys, (3) real estate Taxes, charges or any nature for public utility services and special assessments and (4) service contracts, management agreements, leasing commission agreements and other contractual arrangements relating to the ownership, development or construction of the Company Properties. Except as would not reasonably be expected to constitute a Company Material Adverse Effect, neither the Company nor any Subsidiary of the Company has received written notice that is currently in default or violation of any Company Property Restrictions. Except as would not, individually or in the aggregate, reasonably be expected to constitute a Company Material Adverse Effect, each Company Property complies with the Company Property Restrictions.

(c)           Except as set forth on Section 4.13(c) of the Disclosure Schedule, as of the date hereof, there is no certificate, permit or license from any Governmental Authority having jurisdiction over any of the Company Properties and no REA or other agreement, easement or other right, in each case, that is required to be obtained by the Company or any of its Subsidiaries in order to permit the lawful use and operation of the buildings and improvements on any of the Company Properties and all utilities, parking areas, detention ponds, driveways, roads and other means of egress and ingress to and from such Company Properties (collectively, “Property Agreements”) that has not been obtained and is not in full force and effect, except for such failures to have in full force and effect that would not reasonably be expected to have a Company Material Adverse Effect, and there is no pending written threat of modification or cancellation of any of same, that would reasonably be expected to have a Company Material Adverse Effect. Except as would not reasonably be expected to constitute a Company Material Adverse Effect, neither the Company nor any Subsidiary of the Company has received written notice that the Company or any Subsidiary of the Company is currently in default of any material Property Agreements.

(d)           Neither the Company nor any Subsidiary of the Company has received written notice of, nor does the Company have knowledge of, any uncured violation of any Laws affecting any of the Company Properties or operations which would reasonably be expected to have a Company Material Adverse Effect. Without limitation to the foregoing, except as would not reasonably be expected to constitute a Company Material Adverse Effect, neither the Company nor any Subsidiary of the Company has received written notice of, nor does the Company have knowledge of, any zoning, building or similar Laws or orders that are presently being violated or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties or by the continued maintenance, operation or use of the parking areas on the Company Properties.

(e)           Except as provided for in Section 4.13(e) of the Disclosure Schedule, valid policies of title insurance (each a “Company Title Insurance Policy”) have been issued insuring, as of the effective date of each such Company Title Insurance Policy, the Operating

Partnership’s or other applicable Subsidiary’s title to or leasehold interest in the Company Properties, subject to the matters disclosed on the Company Title Insurance Policies and Permitted Liens. A copy of each Company Title Insurance Policy has been previously made available to Parent. Each Company Title Insurance Policy is in full force and effect and, as of the date of this Agreement, no claim has been made against any such policy.

(f)            Except as provided for in Section 4.13(f) of the Disclosure Schedule, neither the Company nor any Subsidiary of the Company has received written notice of, nor does the Company have knowledge of, any condemnation or rezoning proceedings that are pending or, to the knowledge of the Company, threatened with respect to any of the Company Properties that would, individually or in the aggregate, have a Company Material Adverse Effect.

(g)           Except as provided in Section 4.13(g) of the Disclosure Schedule and except for immaterial discrepancies or omissions, the rent roll for each of the Company Properties (the “Rent Roll”) dated as of June 1, 2006 which have previously been made available to Parent, list each lease that was in effect as of June 1, 2006 and to which the Company or any Subsidiary of the Company is a party as landlord with respect to each of the applicable Company Properties. Section 4.13(g) of the Disclosure Schedule sets forth a complete and correct list, as of the date of this Agreement, of all material leases which have been executed, but are either not yet included on the Rent Roll or relate to property not yet open for business. Except as disclosed in Section 4.13(g) of the Disclosure Schedule or for discrepancies that, either individually or in the aggregate, would not have a Company Material Adverse Effect, the information set forth in the Rent Roll is true, correct and complete as of June 1, 2006. Except as set forth on Schedule 4.13(g), the Company has made available to Parent copies of all leases that are in effect as of the date hereof and to which the Company or any Subsidiary of the Company is a party as landlord with respect to each of the applicable Company Properties (such leases, together with all amendments, modifications, supplements, renewals, extensions, guarantees and other documents related thereto, the “Company Leases”), which copies are true, correct and complete in all material respects. Except as set forth in Section 4.13(g) of the Disclosure Schedule, all Company Leases that relate to in excess of 20,000 square feet of net rentable area (the “Material Company Leases”) are in full force and effect and neither the Company nor any Subsidiary of the Company has received written notice that the applicable Subsidiary of the Company is in default under any Material Company Lease, except for violations or defaults that have been cured. As of the date of this Agreement, except as provided in Section 4.13(g) of the Disclosure Schedule, neither the Company nor any Subsidiary of the Company has delivered a written notice to a tenant under a Material Company Lease that it is in default under such Material Company Lease and no such tenant is in monetary or, to the knowledge of the Company, material non-monetary default under such Material Company Lease.

(h)           Except as set forth in Section 4.13(h) of the Disclosure Schedule, to the knowledge of the Company, all operation and reciprocal easement agreements or other similar agreements under which the Company or any Subsidiary of the Company is a party (each, an “REA”) are in full force and effect and neither the Company nor any Subsidiary of the Company has received written notice that the applicable Subsidiary of the Company is in default under any

REA, except for violations or defaults that have been cured or that have not resulted, or would not reasonably be expected to result, individually or in the aggregate, in liabilities or obligations in excess of $50,000,000. Except as provided in Section 4.14(h) of the Disclosure Schedule, neither the Company nor any Subsidiary of the Company has delivered a written notice to a party under an REA that it is in default under such REA and no such party to an REA is in monetary or, to the knowledge of the Company, material non-monetary default under such REA, except for defaults that have not resulted, or would not reasonably be expected to result, individually or in the aggregate, in liabilities or obligations in excess of $50,000,000.

(i)            Section 4.13(i) of the Disclosure Schedule sets forth a correct and complete list as of the date of this Agreement of each ground lease pursuant to which the Company or any Subsidiary is a lessee (each, a “Ground Lease”). Each Ground Lease is in full force and effect. Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Ground Lease, except for defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent copies of each Ground Lease and all amendments thereto, which copies are true, correct and complete in all material respects.

(j)            Except as set forth in Section 4.13(j) of the Disclosure Schedule, as of the date hereof, there are no unexpired option agreements or rights of first refusal with respect to the purchase of a Company Property or any portion thereof that is owned by the Company or any Subsidiary or any other unexpired rights in favor of any party other than the Company or any Subsidiary (a “Third Party”) to purchase or otherwise acquire a Company Property or any portion that is owned by the Company or any Subsidiary or any portion thereof, whether pursuant to a Company Lease, an REA or otherwise (except any such option agreements, rights of first refusal or unexpired rights that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect); nor has the Company or any Subsidiary of the Company entered into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof that is owned by the Company or any Subsidiary.

(k)           The Company has provided or made available to Parent copies of all agreements pursuant to which the Company or any Subsidiary manages, acts as leasing agent for or provides development services for any real property for any Third Party and any other contracts which otherwise produce fee income to the Company or any of its Subsidiaries, which copies are true, correct and complete in all material respects.

(l)            Except for those contracts or agreements set forth in Section 4.13(l) of the Disclosure Schedule or as contemplated by, or provided in, the Company Leases, none of the Company or any of its Subsidiaries has entered into any contract or agreement (collectively, the “Participation Agreements”) with any Third Party or any employee, consultant, Affiliate or other person (the “Participation Party”) that provides for a right of such Participation Party to participate, invest, join, partner, or have any interest in whatsoever (whether characterized as a contingent fee, profits interest, equity interest or otherwise) or have the right to any of the foregoing in any proposed or anticipated investment opportunity, joint venture, partnership or any other current or future transaction or property in which the Company or any Subsidiary has or will have an interest, including but not limited to those transactions or properties identified, sourced, produced or developed by such Participation Party. Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Participation Agreement, except for defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(m)          Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, all properties currently under development or construction by the Company or any Subsidiary of the Company and all properties currently proposed for acquisition, development or commencement of construction prior to the Effective Time by the Company or any of Subsidiary of the Company are reflected in the Company’s capital budget, attached hereto as Section 4.13(m) of the Disclosure Schedule (“2006 Budget”), delivered to Parent prior to the date hereof.

(n)           Except as would not otherwise constitute a Company Material Adverse Effect, the Company and each Subsidiary of the Company has good and sufficient title to, or is permitted to use under valid and existing licenses or leases, all their personal properties and assets reflected in their books and records as being owned by them (including those reflected in the consolidated balance sheet of the Company as of March 31, 2006, except as since sold or otherwise disposed of in the ordinary course of business) or used by them in the ordinary course of business, free and clear of all liens and encumbrances, except such as are reflected on the consolidated balance sheet of the Company as of March 31, 2006, and the notes thereto, and except for liens for current taxes not yet due and payable, and liens or encumbrances which are normal to the business of the Company and its Subsidiaries and are not, in the aggregate, material in relation to the assets of the Company on a consolidated basis and except also for such imperfections of title or leasehold interest, easement and encumbrances, if any, as do not materially interfere with the present use of the properties subject thereto or affected thereby.

Section 4.14           Intellectual Property. Except as individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect, (a) to the knowledge of the Company, the conduct of the business of the Company and the Subsidiaries as currently conducted does not infringe the Intellectual Property rights of any Third Party, (b) with respect to Intellectual Property owned by or licensed to the Company or any Subsidiary that is material to the conduct of the business of the Company and the Subsidiaries, taken as a whole, as currently conducted (“Company Intellectual Property”), the Company or such Subsidiary has the right to use such Company Intellectual Property in the continued operation of its business as currently conducted, and (c) all fees and filings required to maintain any registration of any Intellectual Property used by the Company have been paid or timely filed, are current and are not in default or in arrears.

Section 4.15           Taxes. As of the date of this Agreement, except as set forth on Section 4.15 of the Disclosure Schedule; and as of the Closing, except as set forth on Section 4.15 of the Disclosure Schedule or that, individually or in the aggregate, have not resulted, or would not reasonably be expected to result, in liabilities or obligations in excess of $25,000,000:

(a)           Each of the Company and the Subsidiaries (i) has timely filed (or had filed on their behalf) all Tax Returns, as defined below, required to be filed by them (after giving effect to any filing extension granted by a Governmental Authority) and such Tax Returns are true, correct and complete in all material respects, and (ii) has timely paid (or had timely paid on their behalf) all federal income Taxes and all other material Taxes (whether or not shown on such Tax Returns) that are required to be paid by it under the applicable laws, rules and regulations relating to the payment of such Taxes. The most recent financial statements contained in the Company SEC Reports, each as amended to the date hereof, filed prior to the date hereof reflect an adequate reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax items) for all Taxes payable  (whether or not due at such time) by the Company and the Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. True, correct and complete copies of all federal Tax Returns for the Company and the Subsidiaries with respect to the taxable years commencing on or after July 1999 have been delivered or made available to representatives of Parent. Neither the Company nor any of the Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement, waiver or other document or arrangement extending the period for assessment or collection of material Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force with respect to the Company or any of its Subsidiaries. As used here, the term “Tax Returns” means all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

(b)           The Company, (i) for each taxable year of its existence, has been subject to taxation as a real estate investment trust (a “REIT”) within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated since December 31, 2005 to the date hereof in a manner that will permit it to qualify as a REIT for the taxable year that includes the date hereof, and (iii) shall continue to operate in such a manner as to permit it to continue to qualify as a REIT for each taxable year of the Company through the taxable year that will end with the Merger. The Company has not taken any action or omitted to take any action which would reasonably be expected to result in a successful challenge by the IRS to its status as a REIT, and no challenge to the Company’s status as a REIT is pending or has been threatened in writing or, to the knowledge of the Company, otherwise threatened. No Subsidiary is a corporation for U.S. federal income tax purposes, other than a corporation that, at all times commencing with the Company’s taxable year ended December 31, 1999, during which the Company has held, directly or indirectly, its stock, has qualified as a “qualified REIT subsidiary,” within the meaning of Section 856(i)(2) of the Code, or as a “taxable REIT subsidiary,” within the meaning of Section 856(1) of the Code.

(c)           Each Subsidiary that is a partnership, joint venture, trust or limited liability company has been since its formation treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.

(d)           Neither the Company nor any Subsidiary holds any asset the disposition of which would be subject to rules similar to Section 1374 of the Code.

(e)           Since January 1, 2002, neither the Company nor any Subsidiary has recognized taxable gain or loss from the disposition of any property that was reported as a “like kind exchange” under Section 1031 of the Code, except to the extent of any gain that was required to be recognized under Section 1031(b) of the Code and that was timely reported on the Tax Returns of the Company.

(f)            The Company has not incurred any liability for taxes under sections 856(c), 856(g), 857(b), 860(c) or 4981 of the Code or any rules similar to Section 1374 of the Code. To the knowledge of the Company, no event has occurred, and no condition or circumstance exists, which presents a risk that any material Tax described in the preceding sentence will be imposed on the Company. Neither the Company nor any Subsidiary has engaged at any time in any “prohibited transactions” within the meaning of Section 857(b)(6) of the Code. Neither the Company nor any Subsidiary (other than a “taxable REIT subsidiary”) has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in Section 857(b)(7) of the Code. To the knowledge of the Company, neither the Company nor any Subsidiary has incurred any liability for Taxes other than in the ordinary course of business.

(g)           All deficiencies asserted or assessments made with respect to the Company or any Subsidiary as a result of any examinations by the IRS or any other taxing authority of the Tax Returns of or covering or including the Company or any Subsidiary have been fully paid, and, to the knowledge of the Company, there are no other audits, examinations or other proceedings relating to any Taxes of the Company or any Subsidiary by any taxing authority in progress. Neither the Company nor any Subsidiary has received any written notice from any taxing authority that it intends to conduct such an audit, examination or other proceeding in respect to Taxes or make any assessment for Taxes and, to the knowledge of the Company, no such audit, examination, or other proceeding is threatened. Neither the Company nor any Subsidiary is a party to any litigation or pending litigation or administrative proceeding relating to Taxes (other than litigation dealing with appeals of property tax valuations).

(h)           The Company and the Subsidiaries have complied, in all material respects, with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, and 3402 of the Code or similar provisions under any foreign laws) and have duly and timely withheld and have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(i)            No claim has been made in writing by a taxing authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any such Subsidiary is or may be subject to taxation by that jurisdiction and, to the knowledge of the Company, no such claim is threatened.

(j)            Neither the Company nor any other Person on behalf of the Company or any Subsidiary has requested any extension of time within which to file any material Tax Return, which material Tax Return has not yet been filed.

(k)           Neither the Company nor any Subsidiary is a party to any Tax sharing or similar agreement or arrangement other than any agreement or arrangement solely between the Company and any Subsidiary, pursuant to which it will have any obligation to make any payments after the Closing.

(l)            Neither the Company nor any Subsidiary has requested or received a ruling from, or requested or entered into a binding agreement with, the IRS or other taxing authorities relating to Taxes.

(m)          Neither the Company nor any Subsidiary has any liability for the Taxes of another person as a transferee or successor or by contract.

(n)           There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any Subsidiary.

(o)           To the knowledge of the Company, as of the date hereof, the Company is a “domestically-controlled REIT” within the meaning of Section 897(h)(4)(B) of the Code.

(p)           Neither the Company nor any of its Subsidiaries has entered into or is subject, directly or indirectly, to any Tax Protection Agreements other than those that are disclosed in Section 4.15(p) of the Disclosure Schedule. The Company and each of its Subsidiaries have complied with all material terms of the Tax Protection Agreements. No Person has raised in writing, or to the knowledge of the Company threatened to raise, a claim against the Company or any Subsidiary for any breach of any Tax Protection Agreement.

As used herein, “Tax Protection Agreements” shall mean any written or oral agreement to which the Company or any Subsidiary is a party pursuant to which:  (a) any liability to partners in the Operating Partnership or any other Subsidiary or to any transferors of property to the Company or any Subsidiary relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement, (b) the Company or any of the Subsidiaries have agreed to (i) maintain a minimum level of debt or continue a particular debt or allocate a certain amount of debt to a particular partner, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, and/or (iv) only dispose of assets in a particular manner; and/or (c) limited partners of the Operating Partnership have (i) guaranteed debt of the Operating Partnership or any Subsidiary or (ii) agreed to indemnify another person with respect to such person’s liability for debt of the Operating Partnership or any Subsidiary.

(q)           Neither the Company nor any of its Subsidiaries is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code or a “reportable transaction” as such term is used in regulations under Section 6011 of the Code.

(r)            The Company has the right to make or to require, and, after the Effective Time will continue to have the right to make or to require, each entity in which it or a Subsidiary owns an equity interest in and that is subject to federal income tax as a partnership to make an election under Section 754 of the Code (and any corresponding elections under state or local tax law) to adjust the basis of its property as provided in Sections 734(b) and 743(b) of the Code.

(s)           Section 4.15(s) of the Disclosure Schedule sets forth each entity in which the Company or a Subsidiary owns an equity interest and states whether such entity is classified as a partnership, disregarded entity, or a corporation for federal income tax purposes. In the case of an entity classified as a corporation for federal income tax purposes, such schedule states whether an effective election has been made to treat such entity as a “taxable REIT subsidiary” under Section 856(l) of the Code.

Section 4.16           Environmental Matters. Section 4.16 of the Disclosure Schedule sets forth a list of all reports related to the environmental condition of the Company Property that have been provided to Parent. Except as set forth in such reports or as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a)           to the knowledge of the Company, the Company and the Subsidiaries (i) are in compliance with all Environmental Laws, (ii) hold all permits, approvals, identification numbers, licenses and other authorizations required under any Environmental Law to own or operate their assets as currently owned and operated (“Environmental Permits”) and (iii) are in compliance with their respective Environmental Permits;

(b)           neither the Company nor any Subsidiary has released, and to the knowledge of the Company, no other person has released, Hazardous Substances on any real property owned, leased or operated by the Company or the Subsidiaries;

(c)           neither the Company nor any Subsidiary has received any written notice alleging that the Company or any Subsidiary may be in violation of, or liable under, or a potentially responsible party pursuant to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (“CERCLA”) or any other Environmental Law; and

(d)           neither the Company nor any Subsidiary (i) has entered into or agreed to any consent decree or order or is a party to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and, to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto or (ii) is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances. Notwithstanding any other provision of this Agreement, this Section 4.16 sets forth the Company’s sole and exclusive representations and warranties with respect to Hazardous Substances, Environmental Laws or other environmental matters.

(e)           The Company is a party to a document entitled Contribution Agreement and Joint Escrow Instructions, dated as of July 9, 1999, by and among the Company, the New England Teamsters and Trucking Industries Pension Fund, a Massachusetts trust, Operating Partnership Two, Net Realty Holding Trust, a Massachusetts trust, and Net Properties Management, Inc. (the “Contribution Agreement”). The terms and conditions of Section 11 of the Contribution Agreement have not been modified or amended and remain in effect, except to the extent that they have expired pursuant to the express provisions of such Section 11. The Company has provided to Parent all plans of remediation, removal or cleanup of Hazardous Substances at the “Properties Requiring Further Investigation” (as such term is defined in the Contribution Agreement).

Section 4.17           Material Contracts. Section 4.17 of the Disclosure Schedule lists each of the following written contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which the Company or any Subsidiary is a party affecting the obligations of any party thereunder) to which the Company or any Subsidiary is a party or by which any of their respective properties or assets are bound (each such contract and agreement, being a “Material Contract”). Notwithstanding anything below, “Material Contract” shall not include any contract that (1) is terminable upon 90 days or less notice without a penalty premium, (2) will be fully performed or satisfied as of or prior to Closing, (3) is a Company Lease or (4) is a Ground Lease.

(a)           all agreements that call for aggregate payments by the Company or any Subsidiaries under such contract of more than $5,000,000 over the remaining term of such contract;

(b)           all agreements that call for annual aggregate payments by the Company or any Subsidiaries under such contract of more than $1,000,000 over the remaining term of such contract;

(c)           any agreement that contains any non-compete or exclusivity provisions with respect to any line of business in which the Company or any Subsidiary is currently engaged or geographic area with respect to the Company or any Subsidiary, or that purports to restrict in any material respect the right of the Company or any Subsidiary to conduct any line of business in which the Company or any Subsidiary is currently engaged or to compete with any Person or operate in any geographic area or location in which the Company or any Subsidiary may conduct business;

(d)           any material partnership, limited liability company agreement, joint venture or other similar agreement entered into with any Third Party;

(e)           any agreements for the pending sale, option to sell, right of first refusal, right of first offer or any other contractual right to sell, dispose of, or master lease, by merger, purchase or sale of assets or stock or otherwise, any real property including any Company Property or any asset that if purchased by the Company or any Subsidiary would be a Company Property;

(f)            any contract or agreement pursuant to which the Company or any Subsidiary agrees to indemnify or hold harmless any director or executive officer of the Company or any Subsidiary (other than the organizational documents of the Company or the Subsidiaries);

(g)           any loan agreement, letter of credit, indenture, note, bond, debenture, mortgage, pledge agreement, securities agreement or any other document, agreement or instrument evidencing a capitalized leased obligation or other indebtedness of, for the benefit of, or payable to the Company or any Subsidiary or any guaranty thereof in excess of $5,000,000;

(h)           any agreement concerning an interest rate cap, interest rate collar, interest rate swap, currency hedging transaction or any other similar agreement to which the Company or any Subsidiary is a party;

(i)            any employment agreements, severance, change in control or termination agreements with officers of the Company or any Subsidiary; or

(j)            any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act).

Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any Subsidiary is and, to the knowledge of the Company, no other party is in breach or violation of, or default under, any Material Contract, (ii) none of the Company nor any Subsidiary has received any claim of default under any such agreement, and (iii) no event has occurred which would result in a breach or violation of, or a default under, any Material Contract (in each case, with or without notice or lapse of time or both). Except as would not reasonably be expected to have a Company Material Adverse Effect, each Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company or its Subsidiaries, as applicable, and, to the knowledge of the Company, with respect to the other parties hereto.

Section 4.18           Brokers. No broker, finder or investment banker or other Person (other than Wachovia Capital Markets, LLC and Stifel Nicolaus & Co., together, the “Company Financial Advisors”) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Subsidiary.

Section 4.19           Opinion of Financial Advisors. The Company has received opinions of the Company Financial Advisors to the effect that, as of the date hereof, the Company Common Share Merger Consideration to be received by holders of Company Common Shares pursuant to this Agreement is fair from a financial point of view to such holders.

Section 4.20           Insurance. Section 4.20 of the Disclosure Schedule lists all Company Insurance Policies in effect as of the date of this Agreement. Neither the Company nor its Subsidiaries is in any material default with respect to its obligations under any Company Insurance Policy, and each such insurance policy is in full force and effect and all premiums due thereunder have been paid. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has been refused any insurance with respect to its business, properties or assets, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance with which it has carried insurance since January 1, 2003. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received notice of cancellation of any Company Insurance Policy.

Section 4.21           Interested Party Transactions. Except as set forth in Section 4.21 of the Disclosure Schedule or in the Company SEC Reports, each as amended to the date hereof, there are no Material Contracts, agreements or loans between the Company or any Subsidiary, on the one hand, and (a) any officer or director of the Company, (b) any record or beneficial owner of five percent (5%) or more of the voting securities of the Company or (c) any affiliate of any such officer, director or record or beneficial owner, on the other hand.

Section 4.22           Investment Company Act of 1940. None of the Company or any Subsidiary is, or at the Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

Section 4.23           Accounting Controls. The Company has established and maintained disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) designed to ensure that (i) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (ii) all information required to be disclosed by the Company in the reports that it files with the SEC is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and (iii) all such information is accumulated and communicated to management as appropriate to allow the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

Section 4.24           Inapplicability of Takeover Statutes and Certain Charter and Bylaw Provisions. The Company has taken all appropriate and necessary actions to exempt the Merger and this Agreement from the requirements and restrictions of Subtitles 6 and 7 of Title 3 (including, but not limited to, any “control share acquisition,” “business combination” or other takeover Laws) of the MGCL. The Company and the Company Board have taken all appropriate and necessary actions to render any anti-takeover or other provision or limitation contained in the Company Charter or Company Bylaws inapplicable to the Merger and this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT
AND MERGERSUB

Parent and MergerSub hereby jointly and severally represent and warrant to the Company as follows:

Section 5.01           Organization.

(a)           Parent is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. The certificate of formation of Parent is in effect and no dissolution, revocation or forfeiture proceedings regarding Parent as applicable, have been commenced. Parent is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary. Parent has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted.

(b)           MergerSub is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The limited liability company operating company agreement of MergerSub is in effect and no dissolution, revocation or forfeiture proceedings regarding MergerSub have been commenced. MergerSub is in good standing under the Laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not individually, or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. MergerSub has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by it to be conducted. All the issued and outstanding membership interests of MergerSub are owned of record and beneficially by Parent.

Section 5.02           Ownership of MergerSub; No Prior Activities. MergerSub is a wholly owned subsidiary of Parent. MergerSub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and MergerSub has not conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby and thereby.

Section 5.03           Power and Authority.

(a)           Each of Parent and MergerSub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement.

(b)           Parent, in its own behalf and as the sole member of MergerSub, has duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Merger, and Parent and MergerSub have taken all corporate or similar actions required to be taken for the consummation of the Merger (to the extent that they are parties thereto). No other proceedings on the part of Parent or MergerSub, or any of their respective subsidiaries, are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

(c)           This Agreement has been duly and validly executed and delivered by each of Parent and MergerSub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and MergerSub, enforceable against each of them in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

Section 5.04           No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by Parent and MergerSub do not, and the performance of Parent and MergerSub’s obligations hereunder will not, (i) conflict with or violate the operating agreement of Parent or the operating agreement of MergerSub, (ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) of this Section 5.04 have been obtained and all filings and obligations described in subsection (b) of this Section 5.04 have been made, conflict with or violate any Law applicable to Parent or MergerSub, or by which any of its properties or assets is bound, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any of its properties or assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which it is a party or by which it or any of its properties or assets is bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or delay consummation of the Merger or otherwise prevent it from performing its obligations under this Agreement.

(b)           The execution and delivery of this Agreement by Parent or MergerSub do not, and the performance of Parent or MergerSub’s obligations hereunder and thereunder will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover Laws, (B) the pre-merger notification requirements of the HSR Act, and (C) the filing with the SEC of the Proxy Statement, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent Parent from performing its obligations under this Agreement.

Section 5.05           Information Supplied. None of the information supplied by Parent or MergerSub or any affiliate of Parent for inclusion or incorporation by reference in the Proxy Statement or the Other Filings will, in the case of the Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting or at the time of any amendment or supplement thereof, or, in the case of any Other Filing, at the date it is first mailed to the Company’s stockholders or, at the date it is first filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company in connection with the preparation of the Proxy Statement or the Other Filings for inclusion or incorporation by reference therein. All Other Filings that are filed by Parent or MergerSub will comply as to form in all material respects with the requirements of the Exchange Act.

Section 5.06           Absence of Litigation. As of the date hereof, there is no Action pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries or any of its or their respective properties or assets except as would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Merger and the other transactions contemplated by this Agreement or (B) have a Parent Material Adverse Effect. None of Parent and its subsidiaries is subject to any order, judgment, writ, injunction or decree, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.07           Available Funds.

(a)           Parent will have sufficient funds at the Closing to (i) pay the aggregate Common Share Merger Consideration, Option Merger Consideration and the Existing Unit

Consideration payable hereunder and (ii) pay any and all fees and expenses in connection with the Merger.

(b)           Parent has provided to the Company a true, complete and correct summary of an executed commitment letter (the “Debt Commitment Letter”) from J.P. Morgan Chase Bank, N.A. (the “Lender”) pursuant to which, and subject to the terms and conditions thereof, the Lender has committed to provide Parent with financing in an aggregate amount of $2,200,000,000.

(c)           Concurrently with the execution of this Agreement, Parent has delivered to the Company a guaranty (the “Guaranty”) executed by Centro Properties Limited ABN 52 006 378 365, a corporation organized under the Corporations Act (2001) of the Commonwealth of Australia and CPT Manager Limited ABN 37 054 494 307, in its capacity as the responsible entity of Centro Property Trust ARSN 090 931 123, a trust organized under the Laws of the Commonwealth of Australia, in the form attached hereto as Exhibit C to this Agreement.

Section 5.08           No Ownership of Company Capital Stock. Except as set forth on Section 5.08 the Disclosure Schedule, neither Parent nor any of its subsidiaries, including MergerSub, own any Company Common Shares or other securities of the Company or any of its Subsidiaries.

Section 5.09           Other Agreements or Understandings. Parent has disclosed to the Company all contracts, arrangements or understandings (and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among Parent and MergerSub’s, or any affiliate of Parent, on the one hand, and any member of the management of the Company or any person that owns 5% or more of the shares or of the outstanding capital stock of the Company, on the other hand.

Section 5.10           Brokers. No broker, finder or investment banker (other than J.P. Morgan Securities Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, MergerSub, or any of their subsidiaries.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01           Conduct of Business by Company Pending the Merger. The Company agrees that, between the date of this Agreement and the Effective Time, except as required, permitted or otherwise contemplated by this Agreement or as set forth in Section 6.01 of the Disclosure Schedule and except with the prior written consent of Parent, the businesses of the Company and the Subsidiaries shall be conducted in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business consistent with past practice; and the Company shall use its commercially reasonable efforts to preserve (i) substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of its present officers, managers and employees and to preserve the current relationships of the

Company and the Subsidiaries with lessees and other persons with which the Company or any Subsidiary has significant business relations, and (ii) the Company’s status as a REIT within the meaning of the Code. Except as required, permitted or otherwise contemplated by this Agreement or as set forth in Section 6.01 of the Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and the Effective Time, do any of the following without the prior written consent of Parent, provided, however, that consent of the Parent shall be deemed to have been given if Parent does not object within five (5) business days from the date on which written notice is provided to John Hutchinson and Mark Wilson, each at the respective address listed on Exhibit J:

(a)           amend or otherwise change any provision of the Company Charter, Company Bylaws, Operating Partnership Agreement, certificate of limited partnership of the Operating Partnership, or similar organizational or governance documents;

(b)           (i) authorize for issuance, issue or sell or agree or commit to issue or sell any shares of any class of capital stock of the Company or any Subsidiary or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, of the Company or any Subsidiary, other than the (A) issuance of Company Common Shares upon exercise of Company Share Options or vesting of Company Restricted Shares or Company Deferred Share Units outstanding on the date of this Agreement, (B) issuance of Company Common Shares in exchange for Existing Units pursuant to the Operating Partnership Agreement, and (C) the award of Company Deferred Share Units to non-employee directors in the ordinary course of business consistent with past practice; (ii) repurchase, redeem or otherwise acquire any securities or equity equivalents except in connection with the exercise of Company Share Options, the vesting of Company Restricted Shares or Company Deferred Share Units, the lapse of restrictions on Company Restricted Shares or Company Deferred Share Units or the redemption of Existing Units pursuant to the Operating Partnership Agreement; (iii) reclassify, combine, split, or subdivide any capital stock of the Company or any Subsidiary; or (iv) other than the quarterly dividend declared on June 8, 2006 and to be paid on July 17, 2006 or as otherwise set forth below, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of the capital stock of the Company or any Subsidiary, except for (A) dividends by any direct or indirect wholly owned Subsidiary only to the Company or any Subsidiary, (B) the quarterly dividend to holders of the Company’s Common Shares for the third (3rd) fiscal quarter of 2006 in the ordinary course of business consistent with past practice and the corresponding quarterly distribution on Existing Units (provided, however, that such dividend and distribution shall have a record date no earlier than October 4, 2006), and (C) the regular quarterly distribution on Existing Units declared on June 8, 2006 and to be paid on July 17, 2006. Notwithstanding the foregoing, the Company and the Operating Partnership (proportionately to all holders of Existing Units) shall be permitted to make distributions reasonably necessary for the Company to maintain its status as a REIT under the Code and avoid the imposition of corporate level tax or excise Tax under Section 4981 of the Code; provided, however, that the declaration and payment of any such distribution with respect to (i) Company Common Shares shall reduce the Company Common Share Merger Consideration  dollar for dollar  and (ii) Existing Units shall reduce the Existing Unit Consideration, dollar for dollar, and the determination of whether any such distribution is necessary shall be made by including the Company Common Share Merger Consideration as a distribution qualifying for the dividends paid deduction under Sections 561 and 562 of the Code provided that the Company is not required to include the Company Common Share Merger Consideration as a distribution qualifying for the dividends paid deduction under Sections 561 and 562 of the Code with respect to a particular taxable year if the Company reasonably believes that the Closing may not occur in such taxable year.

(c)           acquire (by merger, consolidation, acquisition of equity interests or assets, or any other business combination) any corporation, partnership, limited liability company, joint venture or other business organization (or division thereof) or any property exceeding $1,000,000 (other than real property) or asset, or, subject to Parent’s consent in its sole discretion, acquire, or enter into any option, commitment or agreement to acquire, any real property or commence any development activity on any Company Property;

(d)           except as set forth in Section 6.01(d) of the Disclosure Schedule, incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a Subsidiary) for borrowed money, except for: (i) indebtedness for borrowed money incurred in the ordinary course of business (which shall be deemed to include, without limitation, draws under the Company’s line of credit facility or other similar lines of credit in the ordinary course of business and refinancings of mortgage indebtedness secured by one or more Company Properties as such loans become due and payable in accordance with their terms); (ii) indebtedness for borrowed money with a maturity of not more than one year in a principal amount not in excess of $1,000,000 in the aggregate for the Company and the Subsidiaries taken as a whole; (iii) indebtedness in connection with the acquisition of real properties as contemplated by Section 6.01(d) of the Disclosure Schedule; or (iv) indebtedness for borrowed money incurred in order for the Company to pay any dividend or distribution permitted to be paid under the terms of this Agreement;

(e)           except as set forth in Section 6.01(e) of the Disclosure Schedule, (A) materially amend or terminate, or waive compliance with the material terms of or material breaches under, any Material Contract, or (B) fail to comply, in any material respect, with the terms of any Material Contract, or (C) enter into any new contract or agreement that, if entered into prior to the date of this Agreement, would have been required to be listed in Section 4.17 of the Disclosure Schedule as a Material Contract;

(f)            except as required by the contractual commitments or corporate policies with respect to severance or termination pay in existence on the date of this Agreement, (i) increase the compensation or benefits payable to its directors, officers, consultants or employees, except for increases in the ordinary course of business consistent with past practice in salaries or wages to non-officer employees of the Company or any Subsidiary or (ii) grant to any director, officer or employee of the Company or of any Subsidiary any new severance, change of control or termination pay, grant any increase in, or otherwise alter or amend, any right to receive any severance, change of control or termination pay or benefits or establish, adopt, enter into, terminate or amend any Plan or any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, loan, retention, consulting, indemnification, termination, severance or other similar plan, agreement, trust, fund, policy or arrangement with any director, officer, consultant or employee;

(g)           pre-pay any long-term debt, except in the ordinary course of business (which shall be deemed to include, without limitation, pre-payments or repayments of lines of credit facilities or other similar lines of credit, payments made in respect of any termination or settlement of any interest rate swap or other similar hedging instrument relating thereto, or prepayments of mortgage indebtedness secured by one or more Company Properties in accordance with their terms, as such loans become due and payable) in an amount not to exceed $10,000,000 in the aggregate for the Company and the Subsidiaries taken as a whole, or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice, in accordance with their terms;

(h)           except as required by the SEC or changes in GAAP which become effective after the date of this Agreement, or as recommended by the Company’s audit committee or independent auditors, in which case the Company shall provide Parent with written notification, materially change any of its accounting policies (whether for financial accounting or Tax purposes);

(i)            (i) except in connection with a right being exercised by a tenant under an existing Company Lease, enter into any new lease (including renewals) for in excess of 20,000 square feet of net rentable area at a Company Property, (ii) except in connection with a right being exercised by a tenant under an existing Company Lease, terminate or materially modify or amend any Company Lease that relates to in excess of 20,000 square feet of net rentable area, or (iii) terminate or materially modify or amend any Ground Lease;

(j)            authorize, or enter into any commitment for, any new material capital expenditure (such authorized or committed new material capital expenditures being referred to hereinafter as the “Capital Expenditures”) relating to the Company Properties other than (i) Capital Expenditures to be made in connection with Company Leases that the Company is permitted to enter into pursuant to Section 6.01(i), (ii) Capital Expenditures identified in the 2006 Budget except for capital expenditures relating to the properties listed on Schedule 6.01(j), and (iii) any other individual Capital Expenditure not exceeding $250,000, and (iii) Capital Expenditures in the ordinary course of business and consistent with past practice to maintain the physical and structural integrity of the Company Properties and as reasonably determined by the Company to be necessary to keep the Company Properties in working order, to comply with Laws, and to repair and/or prevent damage to any of the Company Properties as is necessary in the event of an emergency situation;

(k)           waive, release, assign, settle or compromise any material litigation other than settlements of, or compromises for, any litigation where (i) the amounts paid or to be paid are covered by insurance coverage maintained by the Company and (ii) the settlement or compromise involves, directly or indirectly, only the payment of money damages and will not otherwise, directly or indirectly, adversely affect the conduct of the business of the Company going forward;

(l)            make any material Tax election or settle or compromise any material federal, state, local or foreign income Tax liability, unless such election or rescission is required by law or necessary (i) to preserve the status of the Company as a REIT under the Code, or (ii) to qualify or preserve the status of any Subsidiary as a partnership or disregarded entity for federal income tax purposes or as a qualified REIT subsidiary or a taxable REIT subsidiary under the applicable provisions of Section 856 of the Code, as the case may be (provided that in such events the Company shall notify Parent of such election and shall not fail to make such election in a timely manner);

(m)          enter into, amend or modify any Tax Protection Agreement, or take any action that would, or could reasonably be expected to, violate any Tax Protection Agreement or otherwise give rise to any liability of the Company or any Subsidiary with respect thereto;

(n)           amend any term of any outstanding security of the Company or any Subsidiary;

(o)           sell or otherwise dispose of, or subject to any Lien, any of Company Properties other than pending sales of Company Properties pursuant to definitive agreements executed prior to the date hereof and identified on Section 6.01(o) of the Disclosure Schedule;

(p)           sell, lease, mortgage, subject to Lien or otherwise dispose of or agree to do any of the foregoing with respect to any of its personal or intangible property in excess of $1.0 million, individually or in the aggregate;

(q)           except as set forth in Section 6.01(q) of the Disclosure Schedule and excluding matters covered by Section 6.01(f) above, enter into or otherwise modify any agreement or arrangement with Persons that are Affiliates of the Company or its Subsidiaries or, as of the date of this Agreement, are employees, officers, trustees, partners or directors of the Company or any of its Subsidiaries;

(r)            fail to use its commercially reasonable efforts to comply or remain in compliance with all material terms and provisions of any agreement relating to any outstanding indebtedness of the Company or its Subsidiaries;

(s)           adopt a plan of complete or partial liquidation or dissolution or adopt resolutions providing for or authorizing such liquidation or dissolution;

(t)            fail to maintain in full force and effect the existing insurance policies or to replace such insurance policies with comparable insurance policies covering the Company, Company Properties, Subsidiaries and their respective properties, assets and businesses;

(u)           take any action that would cause any of the representation or warranties of the Company contained herein to become inaccurate in any material respect or any of the covenants of the Company to be breached in any material respect or result in the failure to be satisfied of any of the conditions set forth in Section 8.02; and

(v)           announce an intention, enter into any agreement or otherwise make a commitment, to do any of the foregoing.

In connection with the continued operation of the Company and the Subsidiaries, the Company will confer in good faith on a regular and frequent basis with one or more representatives of Parent designated to the Company regarding operational matters and the general status of ongoing operations and will notify Parent promptly of any event or occurrence that has had or may reasonably be expected to have a Company Material Adverse Effect or which could reasonably be expected to result in the Company being unable to deliver the certificates described in Section 8.02(c) of this Agreement. The Company acknowledges that Parent does not and will not waive any rights it may have under this Agreement as a result of such consultation.

Section 6.02           Conduct of Business by Parent Pending the Merger.   Parent agrees that, between the date of this Agreement and the Effective Time, except as contemplated by this Agreement, Parent shall use its commercially reasonable efforts to not, directly or indirectly, without the prior written consent of the Company, take or cause to be taken any action that materially delays consummation of the transactions contemplated by this Agreement, or propose, announce an intention, enter into any agreement or otherwise make a commitment, to take any such action.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01           Proxy Statement; Other Filings. As promptly as practicable following the date of this Agreement, the Company shall prepare and, after consultation with Parent, file with the SEC the preliminary Proxy Statement and each of the Company and Parent shall, or shall cause their respective affiliates to, prepare and, after consultation with each other, file with the SEC all Other Filings that are required to be filed by such party in connection with the transactions contemplated hereby. Each of the Company and Parent shall furnish all information concerning itself and its affiliates that is required to be included in the Proxy Statement or, to the extent applicable, the Other Filings, or that is customarily included in proxy statements prepared in connection with transactions of the type contemplated by this Agreement. Each of the Company and Parent shall use their respective commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Proxy Statement or the Other Filings, and the Company shall use its commercially reasonable efforts to cause the definitive Proxy Statement to be cleared by the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable following clearance from the SEC. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement or the Other Filings and shall promptly provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the Other Filings. If at any time prior to the Effective Time, any information relating to the Company or Parent or any of their respective Subsidiaries, officers, members or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement or the Other Filings, so that the Proxy Statement or the Other Filings shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or filing the Other Filings (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent a reasonable opportunity to review and comment on such document or response and will in good faith consider such comments, and to the extent practicable, the Company will provide Parent with the opportunity to participate in any substantive calls between the Company, or any of its representatives, and the SEC concerning the Proxy Statement.

Section 7.02           Company Stockholders’ Meeting. The Company shall, in accordance with applicable Law and the Company Charter and Company Bylaws, duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournments or postponements thereof, the “Company Stockholders’ Meeting”) as promptly as practicable after the date that the Proxy Statement is cleared by the SEC, for the purpose of obtaining the Company Stockholder Approval. The Company shall, through the Company Board, advise and recommend to its stockholders the approval of the Merger and shall include such recommendation in the Proxy Statement (the “Company Recommendation”), except to the extent that the Company Board shall have withdrawn, qualified or modified its approval or recommendation of the Merger in compliance with Section 7.04. Subject to Section 7.04, the Company will use commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the NYSE or applicable Law to obtain such approvals.

Section 7.03           Access to Information; Confidentiality.

(a)           Subject to applicable Law, from the date hereof until the Effective Time, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to afford Parent, following notice from Parent to the Company in accordance with this Section 7.03, reasonable access during normal business hours to the officers, employees, agents, properties, offices, plants and other facilities, contracts, commitments, books and records of the Company and each Subsidiary, and all other financial, operating and other data and information and any other information concerning its business, properties and personnel as Parent may reasonably request. Notwithstanding the foregoing, neither Parent nor any of its representatives shall (i) contact or have any discussions with any of the Company’s employees, agents, or representatives, unless in each case Parent obtains the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed, (ii) contact or have any discussions with any of the landlords/sublandlords, tenants/subtenants, or licensees or franchisees of the Company or its Subsidiaries, unless in each case Parent obtains the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed, (iii) damage any property or any portion thereof, or (iv) perform any onsite procedure or investigation (including any onsite environmental investigation or study) without the Company’s prior written consent. Parent shall schedule and coordinate all inspections with the Company and shall give the Company at least two (2) Business Days prior written notice thereof, setting forth the inspection or materials that Parent or its representatives intend to conduct or review, as applicable, and Parent is required to give the Company such written notice at least one (1) Business Day prior to the date that any tenant of a Company Property which Parent wishes to inspect is entitled to receive notice of any such inspection under the applicable Company Lease. The Company shall be entitled to have representatives present at all times during any such inspection. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or its Subsidiaries or contravene any Law or binding agreement entered into prior to the date of this Agreement, provided that, if requested to do so by Parent, the Company shall use its commercially reasonable efforts to obtain a waiver from the counterparty.

(b)           Prior to the Effective Time, all information obtained by Parent pursuant to this Section 7.03 shall be kept confidential in accordance with the confidentiality agreement dated March 7, 2006 between Centro Watt Acquisition Company, LLC and the Company (the “Confidentiality Agreement”).

Section 7.04           No Solicitation of Transactions.

(a)           Subject to Sections 7.04(b), 7.04(c) and 7.04(d), none of the Company or any Subsidiary shall, nor shall any of them authorize or permit, directly or indirectly, any of their respective officers, trustees, directors, employees, investment bankers, financial advisors, accountants, attorneys, brokers, finders or other agents, advisors or representatives (each, a

“Representative”) to, directly or indirectly, (i) initiate, solicit, encourage or knowingly take any other action to facilitate (including by way of furnishing information (other than public information widely disseminated through SEC Reports, press releases or other similar means) or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (ii) initiate or participate in any discussions or negotiations, or furnish to any Person not a party to this Agreement any information in furtherance of any inquiries that could reasonably be expected to lead to an Acquisition Proposal, or (iii) enter into any agreement, arrangement or understanding with respect to any Acquisition Proposal (including any letter of intent, agreement in principle, memorandum of understanding, confidentiality agreement, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement constituting or related to, or intended to, or that would reasonably be expected to lead to, any acquisition proposal (other than a confidentiality agreement referred to in or permitted by Section 7.04(c)), or that is intended or that could reasonably be expected to result in the abandonment, termination or failure to consummate the Merger or any other transaction contemplated by this Agreement). The Company shall, and shall cause its Subsidiaries and Representatives to immediately cease and cause to be terminated immediately any discussions, negotiations or communications with any party or parties that are currently ongoing with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal; provided, however, that nothing in this Section 7.04 shall preclude the Company, any Subsidiary or their respective Representatives from complying with the provisions of the last sentence of this Section 7.04(a). The Company and the Subsidiaries shall be responsible for any failure on the part of their respective Representatives to comply with this Section 7.04(a). The Company shall promptly request each Person that has heretofore executed a confidentiality agreement in connection with a potential transaction with (whether by merger, acquisition, stock sale, asset sale or otherwise) the Company or any Subsidiary, or any material portion of their assets, to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any Subsidiary.

(b)           The Company shall promptly notify Parent in writing (as soon as is reasonably practicable, but in any event no later than 24 hours from initial receipt or occurrence) of any Acquisition Proposal or any negotiations with respect to any Acquisition Proposal (including the identity of the parties and all material terms thereof) which any of the Company or any Subsidiary or any such Representative may receive after the date hereof, and the Company shall promptly provide to Parent copies of any written materials received in connection with the forgoing, so long as it does not contravene a binding agreement entered into prior to the date of this Agreement (provided that if requested to do so by Parent, the Company shall use its commercially reasonable efforts to obtain a waiver from the counterparty), and shall keep Parent informed on a prompt basis as to the status, material terms and conditions and any material developments regarding any such proposal. The Company shall not, and shall cause any Subsidiary to not, terminate, release, waive, amend or modify any provision of any existing standstill agreement, confidentiality agreement or other similar agreement with respect to any class of equity securities of the Company or any Subsidiary to which the Company or any Subsidiary is a party and the Company shall, and shall cause each Subsidiary to, enforce the provisions of any such agreement.

(c)           Notwithstanding Section 7.04(a) and Section 7.04(b) or any other provision of this Agreement to the contrary, following the receipt after the date hereof, at any time prior to obtaining the Company Stockholder Approval, by the Company or any Subsidiary of a bona fide written Acquisition Proposal (that was not solicited, encouraged or facilitated in violation of Section 7.04(a) and Section 7.04(b)), the Company Board may (directly or through Representatives) (i) contact such Person and its advisors solely for the purpose of clarifying the proposal and any material terms thereof and the conditions to and likelihood of consummation, so as to determine whether the proposal for an Acquisition Proposal is reasonably likely to lead to a Superior Proposal and (ii) if the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, the Company Board may, if the Company Board determines in good faith (after consulting with outside legal counsel) that failure to take such action would be inconsistent with its duties under applicable Law, (A) furnish non-public information with respect to the Company and the Subsidiaries to the Person who made such Acquisition Proposal (provided that the Company (1) has previously or concurrently furnished such information to Parent and (2) shall furnish such information pursuant to a confidentiality agreement which contains terms and conditions not less restrictive to the Person than the Confidentiality Agreement), (B) disclose to its stockholders any information required to be disclosed under applicable Law and (C) participate in negotiations regarding such Acquisition Proposal.

(d)           Following receipt of an Acquisition Proposal that constitutes a Superior Proposal, neither the Company Board nor any Committee thereof shall withdraw or modify (in a manner adverse to Parent), or fail to make, the Company Recommendation or recommend that the Company’s stockholders approve such Superior Proposal (a “Change in Recommendation”). Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, the Company Board may make a Change in Recommendation if the Company Board determines in good faith (after consultation with outside legal counsel and a financial advisor of nationally recognized reputation) that the failure to take such action would be inconsistent with its duties under applicable Law; provided, however, that (A) no Change in Recommendation shall be made until after the fifth (5th) Business Day following Parent’s receipt of written notice from the Company (i) advising Parent that the Company Board intends to take such action, (ii) if in response to a Superior Proposal, advising Parent of the material terms and conditions of any Superior Proposal that is the basis of the proposed action by the Company Board (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice be provided to Parent and a new five (5) Business Day period), and (iii) representing that the Company has complied with this Section 7.04, (B) during such five (5) Business Day period, the Company, if requested by Parent, shall negotiate with Parent in good faith to make such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation of this Agreement and the Merger and not make a Change in Recommendation and (C) the Company shall not make a Change in Recommendation in response to a Superior Proposal if, prior to the expiration of such five (5) Business Day period, Parent delivers a definitive proposal to adjust the terms and conditions of this Agreement that the Company Board determines in good faith (after consultation with its financial advisors) causes the Acquisition Proposal to no longer be a Superior Proposal.

(e)           Nothing in this Section 7.04 or elsewhere in this Agreement shall prevent the Company Board from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal; provided, however, that compliance by the Company with such obligations shall not relieve the Company of any of its obligations under the provisions of this Section 7.04.

Section 7.05           Employee Benefits Matters.

(a)           From and after the Effective Time, Parent shall honor in accordance with their terms all severance, change-of-control and similar obligations of the Company and the Subsidiaries, all of which are listed in Section 7.05 of the Disclosure Schedule. From and after the Effective Time, Parent shall honor in accordance with their terms any other employment related contracts, agreements arrangements and commitments of the Company and its Subsidiaries in effect that are applicable to any current or former employees, officers or directors of the Company or any Subsidiary or any of their predecessors, all of which are listed on Section 4.10(a) of the Disclosure Schedule.

(b)           For a period of not less than twelve (12) months after the Closing Date, with respect to each employee of the Company or any Subsidiary (collectively, the “Company Employees”) who remains an employee of Surviving LLC or its successors or assigns or any of their subsidiaries (collectively, the “Continuing Employees”), Parent shall provide the Continuing Employees with total compensation and employee benefits that are substantially comparable in the aggregate to those provided to such Continuing Employees immediately prior to the Effective Time. Each Continuing Employee will be credited with his or her years of service with the Company and its Subsidiaries (and any predecessor entities thereof) before the Closing Date under the parallel employee benefit plan of Parent or its Subsidiaries to the same extent as such employee was entitled, before the Effective Time, to credit for such service under the respective Plan (except to the extent such credit would result in the duplication of benefits and except with respect to benefit accrual under a defined benefit plan). In addition, with respect to each health benefit plan, during the calendar year that includes the Closing Date, each Continuing Employee shall be given credit for amounts paid by the employee under the respective Plan for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the parallel plan, program or arrangement of Parent or Surviving LLC.

(c)           Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of Company Common Share Options to acquire Company Common Shares (or Company Common Shares acquired upon the vesting of any Company Restricted Share or Company Deferred Share Unit) pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

(d)           Prior to the Effective Time, the Company Board shall take such actions as are necessary to terminate the Company’s Deferred Share Unit arrangements and all other share or investment-based non-qualified deferred compensation account-based arrangements (collectively, the “Non-Qualified Account Plans”) and such actions shall be done in a manner that does not result in additional liability or expense to the Company, is in good faith compliance with the provisions of Section 409A of the Code and which is subject to the prior approval of Parent, which approval shall not be unreasonably withheld.

Section 7.06           Directors’ and Officers’ Indemnification and Insurance.

(a)           Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Company Charter, the Company Bylaws or this Agreement or, if applicable, similar organizational documents or agreements of any of the Subsidiaries, from and after the Effective Date, Parent and Surviving LLC shall: (i) indemnify and hold harmless each person who is at the date hereof or during the period from the date hereof through the Effective Date serving as a director, officer, trustee, or fiduciary of the Company or its Subsidiaries or as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, in connection with any Claim and any judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such judgments, fines, penalties or amounts paid in settlement) resulting therefrom; and (ii) promptly pay on behalf of or, within thirty (30) days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, any Expenses incurred in defending, serving as a witness with respect to or otherwise participating in any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security (but subject to Parent’s or Surviving LLC’s, as applicable, receipt of a written undertaking by or on behalf of such Indemnified Party, if required by applicable Law, to repay such Expenses if it is ultimately determined under applicable Law that such Indemnified Party is not entitled to be indemnified). The indemnification and advancement obligations of Parent and Surviving LLC pursuant to this Section 7.06(a) shall extend to acts or omissions occurring at or before the Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director, officer, trustee, employee, agent, or fiduciary of the Company or its Subsidiaries after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 7.06(a):  (x) the term “Claim” means any threatened, asserted, pending or completed Action, suit or proceeding, or any inquiry or investigation, whether instituted by any party hereto, any Governmental Authority or any other party, that any Indemnified Party in good faith believes might lead to the institution of any such Action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director, officer, trustee, employee, agent, or fiduciary of the Company, any of its Subsidiaries, or any employee benefit plan (within the meaning of Section 3(3) of ERISA) maintained by any of the foregoing or any other person at or prior to the Effective Time at the request of the Company or any of its Subsidiaries; and (y) the term “Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including, without limitation, experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is authorized pursuant to this Section 7.06(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party. Neither Parent nor Surviving LLC shall settle, compromise or consent to the entry of any judgment in any actual or threatened claim, demand, Action, suit, proceeding, inquiry or investigation in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such claim, demand, Action, suit, proceeding, inquiry or investigation or such Indemnified Party otherwise consents thereto.

(b)           Without limiting the foregoing, Parent and MergerSub agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, trustees, employees, agents, or fiduciaries of the Company or any of its Subsidiaries as provided in the Company Charter and Company Bylaws (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of the Subsidiaries) and indemnification agreements of the Company or any of its Subsidiaries identified on Section 7.06(b) of the Disclosure Schedule shall be assumed by Surviving LLC in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(c)           For a period of six (6) years from the Effective Time, the operating agreement of Surviving LLC shall contain provisions no less favorable with respect to indemnification than are set forth in the Company Charter and Company Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, trustees, employees, agents, or fiduciaries of the Company or any of its Subsidiaries, unless such modification shall be required by Law and then only to the minimum extent required by Law.

(d)           Surviving LLC shall maintain for a period of at least six (6) years the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to claims arising from facts or events that occurred on or before the

Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement; provided, that (i) that Surviving LLC may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured, provided that such substitution shall not result in gaps or lapses of coverage with respect to matters occurring before the Effective Time; (ii) in no event shall Surviving LLC be required to expend pursuant to this Section 7.06(d) more than an amount per year of coverage equal to two hundred fifty percent (250%) of the current annual premiums paid by the Company for such insurance. In the event that, but for the proviso to the immediately preceding sentence, Surviving LLC would be required to expend more than two hundred fifty percent (250%) of the current annual premiums paid by the Company, Surviving LLC shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to two hundred fifty percent (250%) of the current annual premiums paid by the Company. Parent shall, and shall cause Surviving LLC or its successors or assigns to, maintain such policies in full force and effect, and continue to honor all obligations thereunder.

(e)           If Surviving LLC or any of its respective successors or assigns (i) consolidates with or merges with or into any other person and shall not be the continuing or surviving limited liability company, partnership or other entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Surviving LLC assumes the obligations set forth in this Section 7.06.

(f)            Parent shall cause Surviving LLC to perform all of the obligations of Surviving LLC under this Section 7.06 and the parties acknowledge and agree that Parent guarantees the payment and performance of Surviving LLC’s obligations pursuant to this Section 7.06.

(g)           This Section 7.06 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and shall be binding on all successors and assigns of the Company, the Operating Partnership, Parent and Surviving LLC. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 7.06.

Section 7.07           Further Action; Reasonable Efforts.

(a)           Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to this Agreement and the Merger, if required, (ii) use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger, including using its commercially reasonable efforts to obtain all Permits, consents, approvals, waivers, exemptions, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the transactions contemplated by this Agreement and to fulfill the conditions to the Merger, and (iii) the execution and delivery of any additional documents or instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. From the date of this Agreement through the Effective Time, the Company shall timely file, or cause to be filed, with the SEC all Company SEC Reports required to be so filed by applicable Law.

(b)           The parties hereto agree to cooperate and assist one another in connection with all actions to be taken pursuant to subsection (b) of this Section 7.07, including the preparation and making of the filings referred to therein and, if requested, amending or furnishing additional information thereunder, including, subject to applicable Law and the Confidentiality Agreement, providing copies of all related documents to the non filing party and their advisors prior to filing, and, to the extent practicable, neither of the parties will file any such document or have any communication with any Governmental Authority without prior consultation with the other party. Each party shall keep the other apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the transactions contemplated by this Agreement. To the extent practicable and permitted by a Governmental Authority, each party hereto shall permit representatives of the other party to participate in meetings and calls with such Governmental Authority.

(c)           Each of the parties hereto agrees to cooperate and use its commercially reasonable efforts to defend through litigation on the merits any Action, including administrative or judicial Action, asserted by any party in order to avoid the entry of, or to have vacated, lifted, reversed, terminated or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that in whole or in part restricts, delays, prevents or prohibits consummation of the Merger, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

(d)           From time to time prior to the Effective Time, the Company shall notify Parent with respect to any matter hereafter arising or any information obtained after the date hereof which, if existing, occurring or known at or prior to the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule. For purposes of determining the accuracy of any representation or the satisfaction of the conditions to the consummation of the transactions contemplated hereby, no such supplement, amendment or information provided by the Company shall be considered.

(e)           Reference is made to the Company’s outstanding 4.50% notes due 2009 and 5.125% Notes due 2014 (collectively, the “Company Notes”) and any and all notes issued pursuant to the Indenture, dated as of November 27, 1997, by and between Bradley Operating Limited Partnership (the “Bradley OP”) and LaSalle National Bank (the “Bradley Notes” and together with the Company Notes, the “Notes”). If requested by Parent, on reasonable notice, the Company and the Bradley OP shall use their respective commercially reasonable efforts to commence as promptly as practicable following the date of receipt of the Offer Documents from Parent pursuant to subparagraph (ii) below and instructions from Parent to commence the Debt Offers, offers to purchase, and related consent solicitations with respect to, all of the outstanding aggregate principal amount of the Notes on the terms and conditions as may be agreed between the Company and Parent (including the related consent solicitations, collectively, the “Debt Offers”); provided that (i) this Agreement shall have not been terminated in accordance with Section 9.01, (ii) the Company shall have received from Parent the completed Offer Documents, and (iii) at the time of such commencement, the Buyer Parties shall have otherwise performed or complied with all of their agreements and covenants required by this Agreement to be performed on or prior to the time that the Debt Offers are to be commenced. The Company and the Bradley OP shall waive any of the conditions to the Debt Offers (other than that the Merger shall have been consummated and that there shall be no order prohibiting consummation of the Debt Offers) as may be reasonably requested by Parent and shall not, without the written consent of Parent, waive any condition to the Debt Offers or make any changes to the Debt Offers other than as agreed between Parent and the Company. Neither the Company nor the Bradley OP need make any change to the terms and conditions of the Debt Offers without their prior written consent, which shall not be unreasonably withheld, provided that such consent shall not be required for an increase in any consideration payable in the Debt Offers or for any change that is not material. If the Debt Offers are made pursuant to this Section 7.7(e), the Company and the Bradley OP agree that, promptly following the consent expiration date, assuming the requisite consents are received, each of the Company, the Bradley OP and their Subsidiaries as is necessary shall execute supplemental indentures to the indentures governing the Notes, which supplemental indentures shall implement the amendments set forth in the Offer Documents and shall become operative concurrently with the Effective Time, subject to the terms and conditions of this Agreement (including the conditions to the Debt Offers). Concurrent with the Effective Time, Parent shall cause the Company or the Bradley OP to accept for payment and after the Effective Time Parent shall cause the Surviving Corporation or the Bradley OP to promptly pay for the Notes that have been properly tendered and not properly withdrawn pursuant to the Debt Offers and in accordance with the Debt Offers.

(f)            If Parent determines to request that the Debt Offers be commenced, as promptly as reasonably practicable after the date of this Agreement, Parent, at its own expense, shall prepare all necessary and appropriate documentation in connection with the Debt Offers, including the offers to purchase, related letters of transmittal and other related documents (collectively, the “Offer Documents”). Parent, the Company and the Bradley OP shall, and shall cause their respective subsidiaries to, reasonably cooperate with each other in the preparation of the Offer Documents. The Offer Documents (including all amendments or supplements thereto) and all mailings to the holders of the Notes in connection with the Debt Offers shall be subject to the prior review of, and comment by, the Company and Parent and shall be reasonably acceptable in form and substance to each of them. If at any time prior to the completion of the Debt Offers any information in the Offer Documents should be discovered by the Company and the Subsidiaries, on the one hand, or Parent, on the other, which should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be disseminated by or on behalf of the Company and the Bradley OP to the holders of the applicable Notes. Notwithstanding anything to the contrary in this Section 7.07, the Company and the Bradley OP shall comply with the requirements of Rule 14e-1 under the

Exchange Act and any other applicable Law to the extent such Laws are applicable in connection with the Debt Offers. To the extent that the provisions of any applicable Law conflict with this Section 7.07, the Company and the Operating Partnership shall comply with the applicable Law and shall not be deemed to have breached their obligations hereunder by such compliance.

(g)           In connection with the Debt Offers, Parent may select one or more dealer managers (reasonably acceptable to the Company), information agents, depositaries and other agents to provide assistance in connection therewith and the Company and the Bradley OP shall, and shall cause the Subsidiaries to, enter into customary agreements (including indemnities) with such parties so selected and on terms and conditions acceptable to Parent. The Buyer Parties shall, on a joint and several basis, indemnify and hold harmless the Company and its Subsidiaries, their Representatives (other than any direct indemnification of any dealer manager, which shall be indemnified under the applicable dealer manager agreement; provided, however, that the Buyer Parties shall indemnify the Company and its Subsidiaries from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with any dealer manager agreement) from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Debt Offers and the Offer Documents; provided, however, that none of the Buyer Parties shall have any obligation to indemnify and hold harmless any such party or person to the extent that such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred arises from disclosure regarding the Company and its Subsidiaries supplied by such party or person or included in any Company SEC Report that is determined to have contained a material misstatement or omission.

(h)           To the extent that, as of the Closing Date, the consents to be specified in the applicable Offer Documents have not been validly delivered (without having been properly withdrawn) in accordance with the Debt Offers with respect to any series of Notes by the holders thereof, the Company and the Bradley OP shall, immediately prior to the Effective Time, issue an irrevocable notice of optional redemption for all of the then outstanding Notes of such series in accordance with the terms of the applicable indenture governing such series of the Notes and which shall provide for the satisfaction and discharge of such Notes and such indentures in accordance with the terms thereof; provided, Parent shall have provided written notice to the Company confirming that all conditions set forth in Sections 8.01 and 8.02 have been satisfied (or with respect to Section 8.02, waived) and that the Buyer Parties are prepared to proceed immediately with the Closing; and provided further that, the Buyer Parties shall have irrevocably deposited with the applicable trustee under each indenture sufficient funds to effect such satisfaction and discharge.

(i)            Without limitation to anything set forth in this Section 7.07, with respect to the secured debt currently encumbering certain of the Company Properties, at Parent’s request, the Company shall (A) within a reasonable period of time following receipt of Parent’s request (but not in any event later than five (5) Business Days following receipt of such request, subject to any delays caused by Parent’s review of the applicable request), promptly deliver written requests for, and use its commercially reasonable efforts to obtain prior to the Closing Date, consent to the Merger from each lender under the debt encumbering the Company Properties listed in Exhibit G, (B) with respect to such secured debt that may be prepaid by the Company or its applicable Subsidiary, deliver written notices of such prepayment in accordance with the terms of the applicable loan documents (1) in the case of the Company Properties listed in Exhibit H Part I, not less than thirty (30) days prior to the anticipated Closing Date, (2) in the case of the Company Properties listed in Exhibit H Part II, not less than sixty (60) days prior to the anticipated Closing Date, (3) in the case of the Company Properties listed in Exhibit H Part III not less than thirty (30) days and not more than forty-five (45) days prior to the anticipated Closing Date and (4) in the case of the Company Properties listed in Exhibit H Part IV, not less than thirty (30) days and not more than sixty (60) days prior to the anticipated Closing Date, provided that, in each such case, (i) the terms of the applicable loan documents governing such secured debt do not prohibit a prepayment notice from being revocable or conditional and (ii) Parent has delivered a written direction to the Company to deliver such notices not less than three (3) Business Days prior to the date that such notices are otherwise required to be delivered,  and (C) with respect to such secured debt that may be defeased by the Company or its applicable Subsidiary, deliver written notices of such defeasance in accordance with the terms of the applicable loan documents (x) in the case of the Company Properties listed in Exhibit I Part I, not less than thirty (30) days prior to the anticipated Closing Date and (y) in the case of the Company Properties listed in Exhibit I Part II, not less than thirty (30) days and not more than sixty (60) days prior to the anticipated Closing Date, in each such case conditioned upon the consummation of the Merger, provided that, in each such case, (I) the terms of the applicable loan documents governing such secured debt do not prohibit a defeasance notice from being revocable or conditional and (II) Parent has delivered a written direction to the Company to deliver such notices not less than three (3) Business Days prior to the date that such notices are otherwise required to be delivered. If Parent has made the request of the Company pursuant to clause (A) of the first sentence of this Section 7.7(g), the Company shall provide copies of the written requests for consent to Parent or its counsel not later than four (4) Business Days after receipt of Parent’s request and prior to the delivery of the same and shall incorporate into such materials any revisions reasonably requested by Parent’s counsel (including, without limitation, the addition in any such document a request for consent of the lender to a pledge of the interests in the Surviving LLC to Parent’s lender). In addition, the Company shall provide copies of any notices of prepayment and/or defeasance to be delivered by the Company pursuant to clauses (B) and (C) of the first sentence of this Section 7.7(g) prior to the delivery of such notices.

(j)            The Company and/or its applicable Subsidiary shall promptly deliver written requests for, and use its commercially reasonable efforts to obtain prior to the Closing Date, tenant estoppel certificates from each tenant occupying more than 10,000 square feet of space pursuant to a Company Lease, which tenant estoppel certificates shall be the form previously executed by each such tenant, or if no such form was previously executed by a tenant, in the form reasonably acceptable to Parent.

(k)           If any Company Title Insurance Policy shows title defects which would be reasonably expected to have a material adverse effect on the ability to generate revenue at the Company Property as presently constructed or the ability of Parent to obtain financing providing for a first priority mortgage lien on the Company Property (a “Major Title Defect”), and Parent has delivered to the Company and its counsel an itemized written notice of such Major Title Defects (“Parent’s Title Notice”) within thirty (30) Business Days after the receipt of such Company Title Insurance Policy, then the Company or its Subsidiaries shall use their commercially reasonable efforts to attempt to remove or cure such Major Title Defects identified prior to Closing.

(l)            Parent shall pay, or reimburse the Company or the Bradley OP, if the Company or the Bradley OP has paid, the fees and expenses of any dealer manager, information agent, depositary or other agent retained in connection with the Debt Offers, and Parent further agrees to reimburse the Company and the Bradley OP and the Subsidiaries for all of their reasonable out-of-pocket costs actually incurred (including reasonable fees and expenses of their Representatives) in connection with their compliance with their obligations under the Debt Offers and their other cooperation requested by Parent pursuant to subparagraphs (e) through (k) of this Section 7.7 promptly following incurrence and delivery of reasonable documentation of such costs.

(m)          The Company shall use commercially reasonable efforts to deliver to Parent copies of (i) any notice of claim under a Company Title Insurance Policy delivered by the Company or any of its Subsidiaries to a title insurer prior to the Closing Date and (ii) any notice of default delivered to a tenant under a Material Property Lease prior to the Closing Date.

Section 7.08           Transfer Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Effective Time, subject to applicable law, Surviving LLC shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of the Company Common Shares, Company Share Options, Company Restricted Shares, Company Deferred Share Units, all Transfer Taxes.

Section 7.09           Public Announcements. The parties hereto agree that no public release or announcement concerning the transactions contemplated by this Agreement or the Merger shall be issued by a party without the prior consent of the other parties (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of any securities exchange in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance. The parties have agreed upon the form of a joint press release announcing the Merger and the execution of this Agreement.

Section 7.10           Certain Tax Matters.

(a)           (a) For federal and applicable state income tax purposes, the Company shall report and treat the Merger as a taxable sale by the Company of all of the Company’s assets to MergerSub in exchange for the Merger Consideration to be received by holders of Company Common Shares and the assumption of all of the Company’s liabilities, followed by the Company’s liquidating distribution of the Merger Consideration to its stockholders under Section 331 of the Code and Section 562 of the Code. This Agreement shall constitute a “plan of liquidation” of the Company for federal income tax purposes and the Company Board, prior to that date on which the Effective Time occurs, will adopt this Agreement as such plan.

(b)           Prior to the Effective Time, the Company shall cause all of its subsidiaries that are treated as “qualified REIT subsidiaries” within the meaning of Section 856(i)(2) of the Code to be converted into limited liability companies that are (i) disregarded for United States federal income tax purposes and (ii) not treated as “qualified REIT subsidiaries” within the meaning of Section 856(i)(2) of the Code (the “Conversion”). The Company shall provide to Parent written evidence of the Conversion including a schedule setting forth all of the subsidiaries so converted prior to the Effective Time.

Section 7.11           Form of Election.

(a)           As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare a form of election in form and substance reasonably acceptable to Parent (the “Election Form”), describing the Operating Partnership Offer and pursuant to which each Existing Unit Holder will have the right to specify the number, if any, of Existing Units which it desires to have exchanged for the right to receive an amount equal to the Existing Unit Consideration. The Election Form shall be in form and substance reasonably satisfactory to, and subject to the review of, Parent, and Parent’s indication of such satisfaction shall not be unreasonably withheld or delayed. In order for an Existing Unit Holder to be eligible to elect to have its Existing Units redeemed pursuant to the Operating Partnership Offer, such Redeeming Existing Unit Holder shall have submitted an Election Form in accordance with the procedures and time periods specified in this Section 7.11 and as shall be described more fully in the Election Form.

(b)           The Company shall mail an Election Form to each Existing Unit Holder, together with any other materials that the Company and Parent determine to be necessary or prudent. An election to receive the Existing Unit Consideration in the Operating Partnership Offer shall be effective only if a properly executed Election Form is received by the Company or its designees prior to 5:00 p.m., Eastern Time, on the twentieth (20th) Business Day following the date of the mailing of the Election Form, or such longer period as the parties shall agree. If an Existing Unit Holder fails to return a duly completed Election Form within the time period specified in the Election Form, such holder shall be deemed to have elected to remain as a limited partner of the Operating Partnership, and continue to hold Existing Units with substantially the rights, terms and conditions set forth in the Amended Operating Partnership Agreement. Parent and Company agree that (i) the Existing Unit Holders shall have the right to revoke any election made in connection with the Operating Partnership Offer at any time prior to the expiration of the offering period stated in the Election Form, and (ii) the Operating Partnership Offer shall be conducted in accordance with all applicable Law and the Operating Partnership Agreement. Parent and the Company by mutual agreement shall have the right to make rules, not inconsistent with the terms of this Agreement, governing the validity of Election Forms and the issuance and delivery of the Existing Unit Consideration, as applicable.

(c)           Whenever any event occurs which is required to be set forth in an amendment or supplement to the Election Form, (i) Parent or the Company, as the case may be, shall promptly inform the other of such occurrence, and (ii) Parent and the Company shall, in cooperation with each other, prepare any such amendment or supplement to the Election Form, in form and substance reasonably satisfactory to Parent, the indication of such satisfaction not to be unreasonably withheld or delayed.

(d)           The obligation of the Company and Parent to consummate the Operating Partnership Offer shall be conditioned upon, and shall be subject to, the concurrent Closing of the Merger as provided in this Agreement.

Section  7.12          Financing; Cooperation with Financing.

(a)           Parent shall use its commercially reasonable efforts to arrange and obtain the proceeds of the debt financing on the terms and conditions described in the Debt Commitment Letter (the “Debt Financing”), including using commercially reasonable efforts to (i) negotiate definitive agreements with respect thereto on terms and conditions contained therein and (ii) to satisfy all conditions applicable to Parent in such definitive agreements. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Parent shall use its commercially reasonable efforts to arrange to obtain any such portion from alternative sources as promptly as practicable following the occurrence of such event. Parent shall give the Company prompt notice of any material breach by any party of the Debt Commitment Letter or any termination of the Debt Commitment Letter. Parent shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Debt Commitment Letter without first notifying the Company. For the avoidance of doubt, if the Debt Financing (or any alternative financing) has not been obtained, Parent shall continue to be obligated to consummate the Merger on the terms contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions set forth in Sections 8.01 and 8.02 of this Agreement and to Parent’s rights under Section 9.01, regardless of whether Parent have complied with all of their other obligations under this Agreement (including their obligations under this Section 7.12).

(b)           The Company agrees to provide, and shall cause its Subsidiaries to provide, all reasonable cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including without limitation, (a) delivering such financial and statistical information and projections relating to the Company and its Subsidiaries as may be reasonably requested in connection with the Debt Financing, (b) making appropriate officers of the Company and its Subsidiaries available for due diligence meetings and for participation in meetings with rating agencies and prospective sources of financing, (c) providing timely access to diligence materials and appropriate personnel to allow sources of financing and their representatives to complete all appropriate diligence, (d) providing assistance with respect to the review and granting of mortgages and security interests in collateral for the Debt Financing, and obtaining any consents associated therewith, and (e) obtaining estoppels and certificates from tenants, lenders and ground lessors in form and substance reasonably satisfactory to any potential lender. Parent shall promptly reimburse the Company for any reasonable costs incurred in performing their obligations under this Section 7.12(b).

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.01           Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and MergerSub to consummate the Merger are subject to the satisfaction or waiver in writing (as permitted by applicable Law) at or prior to the Effective Time of the following conditions:

(a)           The Company shall have obtained the Company Stockholder Approval.

(b)           All necessary consents and approvals of any Governmental Authority required for the consummation of the transactions contemplated by this Agreement shall have been obtained, including consents and approvals relating to antitrust, competition, trade or other regulatory matters, including, but not limited to, any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act, shall have expired or been terminated, and any approval required thereunder shall have been obtained.

(c)           No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree, ruling or other legal restraint or prohibition (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the Merger illegal or prohibiting consummation of the Merger.

Section 8.02           Conditions to the Obligations of Parent and MergerSub. The obligations of Parent and MergerSub to consummate the Merger are further subject to the satisfaction or waiver in writing (as permitted by applicable Law) at or prior to the Effective Time of the following additional conditions:

(a)           The representations and warranties of the Company contained in this Agreement that are qualified as to materiality or Company Material Adverse Effect shall be true and correct in all respects (taking into account such qualifications as to materiality or Company Material Adverse Effect), and those not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except that to the extent those representations and warranties which address matters only as of a particular date shall be true and correct as of such date).

(b)           The Company shall have performed, in all material respects, all obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement on or prior to the Effective Time.

(c)           The Company shall have delivered to Parent a certificate, dated the date of the Effective Time, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in Sections 8.02(a) and 8.02(b).

(d)           Since the date of this Agreement, there shall not have occurred any event, change or occurrence that, individually or in the aggregate, has resulted in a Company Material Adverse Effect.

(e)           Parent shall have received a tax opinion of Bingham McCutchen LLP, or other counsel to the Company satisfactory to the Parent, dated as of the date of the Closing Date, prior to the Effective Time, in substantially the form attached hereto as Exhibit D (such opinion shall be based upon customary assumptions and customary representations made by the Company and its Subsidiaries, and shall be subject to such changes or modifications from the language set forth on such exhibit as may be deemed necessary or appropriate by Bingham McCutchen LLP (or such counsel rendering the opinion) and as shall be reasonably satisfactory to Parent) opining that (i) the Company has been organized and has operated in conformity with the requirements for qualification as a REIT under the Code for all taxable periods commencing with the Company’s taxable year ended December 31, 1999 through and including the taxable year of the Company ending on the Closing Date; and (ii) the Operating Partnership, since the formation of the Operating Partnership, has (x) qualified at all times as a partnership or as a disregarded entity under the Code and not as an association taxable as a corporation, and (y) not qualified as a “publicly traded partnership” within the meaning of Section 7704(b) of the Code.

(f)            Parent shall have received from the Company a properly completed and duly executed certificate substantially in the form attached hereto as Exhibit K (the “FIRPTA Certificate”).

Section 8.03           Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are further subject to the satisfaction or waiver in writing (as permitted by applicable Law) at or prior to the Effective Time of the following additional conditions:

(a)           The representations and warranties of Parent and MergerSub contained in this Agreement that are qualified as to materiality or Parent Material Adverse Effect shall be true and correct in all respects (taking into account such qualifications as to materiality or Parent Material Adverse Effect), and those not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except that to the extent those representations and warranties which address matters only as of a particular date shall be true and correct as of such date).

(b)           Parent shall have performed, in all material respects, all obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement on or prior to the Effective Time.

(c)           Parent shall have delivered to the Company a certificate, dated the date of the Effective Time, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in Sections 8.03(a) and 8.03(b).

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01           Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors or members of the terminating party or parties, notwithstanding any requisite approval of the Merger by the stockholders of the Company, and whether before or after the stockholders of the Company have approved the Merger at the Company Stockholders’ Meeting, as follows (the date of any such termination, the “Termination Date”):

(a)           by mutual written consent of Parent and the Company;

(b)           by either Parent or the Company if the Effective Time shall not have occurred on or before March 31, 2007; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to a party whose failure to fulfill any obligation under this Agreement materially contributed to the failure of the Effective Time to occur on or before such date;

(c)           by either Parent or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree, ruling or other legal restraint or prohibition or taken any other action (including the failure to have taken an action) which, in any such case, has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger (“Governmental Order”); provided, however, that the terms of this Section 9.01(c) shall not be available to any party unless such party shall have used its commercially reasonable efforts to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the Merger;

(d)           by Parent if each of it and MergerSub are not in material breach of their obligations under this Agreement, and if (i) any of the representations and warranties of the Company herein are or become untrue or incorrect such that the condition set forth in Section 8.02(a) would be incapable of being satisfied by March 31, 2007, or (ii) there has been a breach on the part of the Company of any of its covenants or agreements herein such that the condition set forth in Section 8.02(b) would be incapable of being satisfied by March 31, 2007;

(e)           by Parent if the actions of any person listed on Exhibit A causes the Company to breach, in any material respect, any of its obligations under Sections 7.02 or 7.04;

(f)            by the Company if it is not in material breach of its obligations under this Agreement, and if (i) any of the representations and warranties of Parent or MergerSub herein are or become untrue or inaccurate such that the condition set forth in Section 8.03(a) would be incapable of being satisfied by March 31, 2007; or (ii) there has been a breach on the part of Parent or MergerSub or any of their respective covenants or agreements herein such that the conditions set forth in Section 8.03(b) would be incapable of being satisfied by March 31, 2007.

(g)           by the Company or Parent if the Company Stockholder Approval is not obtained at the Company Stockholders’ Meeting;

(h)           by Parent if, prior to the obtaining of the Company Stockholder Approval (A) a Change in Recommendation shall have occurred, (B) the Company shall have failed to include in the Proxy Statement the recommendation of the Company Board that the Company’s stockholders vote in favor of the Merger and the transactions contemplated hereby, (C) a tender offer or exchange offer for any outstanding shares of capital stock of the Company that constitutes an Acquisition Proposal (other than by any of the Buyer Parties) is commenced prior to obtaining the Company Stockholder Approval and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten (10) Business Days after commencement, or (D) an Acquisition Proposal is publicly announced, and the Company fails to issue, within ten (10) Business Days after such Acquisition Proposal is announced, a press release that reaffirms the recommendation of the Company Board that its stockholders vote in favor of the Merger and the transactions contemplated hereby; or

(i)            by the Company if the Company Board has effected a Change in Recommendation, provided that for such termination to be effective the Company shall have paid to Parent the Company Termination Fee in accordance with this Agreement.

Section 9.02           Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto except that the Guaranty referred to in Section 5.07 and the provisions of Section 7.03(b) (Confidentiality), Section 7.07(g), Section 7.07(l), Section 7.12,  this Section 9.02, Section 9.03 (Expenses) and Article X shall survive any such termination); provided, however, that nothing herein shall relieve any party hereto from liability for any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination.

Section 9.03           Fees and Expenses.

(a)           Except as otherwise set forth in this Section 9.03, all expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

(b)           The Company agrees that if this Agreement shall be terminated:

(i)            pursuant to Section 9.01(b), 9.01(d), 9.01(g), 9.01(h)(C) or 9.01(h)(D) and (A) at anytime after the date hereof and, in the case of a termination pursuant to Section 9.01(d), prior to the date of the event giving rise to Parent’s right of termination, an Acquisition Proposal shall have been publicly announced prior to such Termination Date (and with respect to termination pursuant to Section 9.01(b) or 9.01(d), such Acquisition Proposal was not withdrawn prior to the Termination Date), and (B) concurrently with such termination or within twelve (12) months following the termination of this Agreement, the Company enters into an agreement with any third party with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated, then the Company shall pay to Parent, if and when consummation of such Acquisition Proposal occurs, the Company Termination Fee (and for purposes of this Section 9.03(b)(i), “50%” shall be substituted for “20%” in the definition of Acquisition Proposal); or

(ii)           pursuant to Section 9.01(e), Section 9.01(h)(A), 9.01(h)(B), or 9.01(i), then the Company shall pay to Parent the Company Termination Fee.

(c)           Except as set forth in Section 9.01(i), the Company Termination Fee shall be paid by the Company as directed by Parent in writing in immediately available funds as soon as is reasonably practicable, but in any event no more than three (3) Business Days following the event giving rise to the obligation to make such payment.

(d)           For purposes of this Agreement, “Company Termination Fee” means an amount equal to Sixty-Five Million Dollars ($65,000,000).

(e)           Each of the Company and Parent acknowledges that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Company Termination Fee when due, the Company shall reimburse Parent for all reasonable costs and expenses actually incurred or accrued by Parent (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.03.

Section 9.04           Waiver. At any time prior to the Effective Time, the Company, on the one hand, and Parent and MergerSub, on the other hand, may (a) extend the time for the performance of any obligation or other act of the other party, (b) waive any inaccuracy in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of the other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Company or Parent (on behalf of Parent and MergerSub). The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE X

GENERAL PROVISIONS

Section 10.01         Non-Survival of Representations and Warranties. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time.

Section 10.02         Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by prepaid overnight courier (providing proof of delivery), by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or facsimile numbers (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to Parent or MergerSub:

Centro Saturn LLC
c/o Centro Properties Group

Corporate Offices 3rd Floor
The Glen Shopping Centre
235 Springvale Road
Glen Waverly Victoria, Australia 3150

Attention: Andrew Scott
John Hutchinson

Telecopier No: 011-61-3-9886-1345

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036-6522
Telecopier No: (212) 735-2000

Attention: Alan C. Myers, Esq.

if to the Company:

Heritage Property Investment Trust, Inc.
131 Dartmouth Street
Boston, MA 02116
Telecopier No.: (617) 267-6466

Attention: Thomas C. Prendergast
Stephen H. Faberman, Esq.

with copies to:

Hogan & Hartson L.L.P.
555 Thirteenth Street NW
Washington, DC  20004-1109
Telecopier No:  (202) 637-5910

Attention: David W. Bonser, Esq.
David P. Slotkin, Esq.

Section 10.03         Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy or the application of this Agreement to any person or circumstance is invalid or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. To such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 10.04         Amendment. This Agreement may be amended by the parties hereto by action taken by their respective board of directors (or similar governing body or entity) at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made without further stockholder approval which, by Law or in accordance with the rules of the NYSE, requires further approval by such stockholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 10.05         Entire Agreement; Assignment. This Agreement, together with the Confidentiality Agreement and the Disclosure Schedule, constitute the entire agreement among the parties with respect to the subject matter hereof, and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise). Notwithstanding the foregoing, Parent may assign any of its rights or obligations under this Agreement to any of its affiliates and Parent may substitute any other wholly-owned entity for MergerSub, provided that no such assignment shall relieve the Parent from any obligation hereunder.

Section 10.06         Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that, prior to the termination of this Agreement pursuant to Section 9.01, the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 10.07         Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than the provisions of Article III and Section 7.06 and Section 7.07(g) (which are intended to be for the benefit of the persons covered thereby or the persons entitled to payment or indemnification thereunder and may be enforced by such persons).

Section 10.08         Governing Law; Enforcement and Forum. All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Maryland without regard to its rules of conflict of laws.

Each of the Company, Parent and MergerSub hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Maryland or any court of the United States located in the State of Maryland (the “Maryland Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity of performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Maryland Courts and agrees not to plead or claim in any Maryland Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees (a) to the extent such party is not otherwise subject to service of process in the State of Maryland, to appoint and maintain an agent in the State of Maryland as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Maryland.

Section 10.09         Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.10         Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.11         Waiver. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

Section 10.12         Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.11.

Section 10.13         Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion by the parties hereto of any other rights or the seeking of any other remedies, whether at law or in equity, against the other parties, or their respective successors or assigns.

IN WITNESS WHEREOF, Parent, MergerSub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CENTRO SATURN LLC

By	/s/ Andrew Scott
Title: Director and Chief Executive Officer

CENTRO SATURN MERGERSUB LLC

By:	Parent, as sole member

By	/s/ Andrew Scott
Title: Director and Chief Executive Officer

HERITAGE PROPERTY INVESTMENT TRUST, INC.

By	/s/ Thomas C. Prendergast
Title: President and Chief Executive Officer